   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 24, 1997
                                                      REGISTRATION NO. 333-5023
                                                   REGISTRATION NO. 33-59870-FW


         --------------------------------------------------------------

                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

         --------------------------------------------------------------



                                AMENDMENT NO. 3
                                       TO
                                   FORM SB-2



                         POST-EFFECTIVE AMENDMENT NO. 1
                                       TO
                                   FORM SB-2


            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

         --------------------------------------------------------------

                       INTEGRATED SECURITY SYSTEMS, INC.
                 (Name of small business issuer in its charter)

            Delaware                         3499
            (State of             (Primary Standard Industrial               75-2422983
 incorporation or organization)    Classification Code Number)  (I.R.S. Employer Identification No.)

         --------------------------------------------------------------

                                                   Gerald K. Beckmann
                                                    President & CEO
   8200 Springwood Drive, Suite 230         8200 Springwood Drive, Suite 230
         Irving, Texas 75063                       Irving, Texas 75063
          (972) 444-8280                            (972) 444-8280
    (Address and telephone number              (Name, address and telephone
  of principal executive offices and           number of agent for service)
     principal place of business)

         --------------------------------------------------------------

                                   Copies to:
                                 DAVID H. ODEN
                            Haynes and Boone, L.L.P.
                          901 Main Street, Suite 3100
                                Dallas, TX 75202
                                 (214) 651-5000

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

Pursuant to Rule 416, there are hereby registered such additional indeterminate number of shares of the Registrant's Common Stock as may become issuable to prevent dilution by reason of stock splits, stock dividends, or similar transactions.

PURSUANT TO THE PROVISIONS OF RULE 429 PROMULGATED PURSUANT TO THE SECURITIES ACT OF 1933, THE PROSPECTUS CONTAINED IN THIS REGISTRATION STATEMENT RELATES TO THE REGISTRANT'S REGISTRATION STATEMENT NO. 33-59870-FW AND REGISTRATION STATEMENT NO. 333-5023.




                              --------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

                       INTEGRATED SECURITY SYSTEMS, INC.

                             CROSS REFERENCE SHEET
                           BETWEEN ITEMS OF FORM SB-2
                                 AND PROSPECTUS




              REGISTRATION STATEMENT ITEMS AND HEADINGS                              PROSPECTUS CAPTIONS
----------------------------------------------------------------------  ---------------------------------------------
1.      Front of Registration Statement and Outside Front               Cover Page of Registration Statement and
        Cover Page of Prospectus......................................  Prospectus

2.      Inside Front and Outside Back Cover Pages of
        Prospectus....................................................  Inside Front Cover Page of Prospectus

3.      Summary Information and Risk Factors..........................  Prospectus Summary; Risk Factors

4.      Use of Proceeds...............................................  Use of Proceeds

5.      Determination of Offering Price...............................  Not Applicable

6.      Dilution......................................................  Not Applicable

7.      Selling Security Holders......................................  Principal and Selling Stockholders

8.      Plan of Distribution..........................................  Plan of Distribution

9.      Legal Proceedings.............................................  Business - Legal Proceedings

10.     Directors, Executive Officers, Promoters and Control            Management - Directors, Executive Officers
        Persons.......................................................  and Key Employees

11.     Security Ownership of Certain Beneficial Owners and
        Management....................................................  Principal and Selling Stockholders

12.     Description of Securities.....................................  Description of Securities

13.     Interest of Named Experts and Counsel.........................  Legal Matters; Experts

14.     Disclosure of Commission Position on Indemnification
        for Securities Act Liabilities................................  Description of Securities; Part II
                                                                        Management's Discussion and Analysis of

15.     Organization Within Last Five Years...........................  Financial Condition and Results of Operations

16.     Description of Business.......................................  Business

17.     Management's Discussion and Analysis or Plan of                 Management's Discussion and Analysis of
        Operation.....................................................  Financial Condition and Results of Operations

18.     Description of Property.......................................  Business - Property

19.     Certain Relationships and Related Transactions................  Certain Transactions

20.     Market for Common Equity and Related Stockholder
        Matters.......................................................  Market for Company's Common Stock

21.     Executive Compensation........................................  Management - Executive Compensation
                                                                        Index to Financial Statements; Financial

22.     Financial Statements..........................................  Statements

23.     Changes in and Disagreements with Accountants on
        Accounting and Financial Disclosure...........................  Not Applicable

                  SUBJECT TO COMPLETION, DATED APRIL 24, 1997


                                8,706,678 SHARES

                              INTEGRATED SECURITY
                              ==================
                                      ISSI
                              ==================
                                 SYSTEMS, INC.

                                  COMMON STOCK

This Prospectus relates to the sale of 8,706,678 shares of Common Stock, $.01 par value (the "Common Stock"), of Integrated Security Systems, Inc. (the "Company"). Of this amount, 3,045,000 shares of Common Stock may be issued by the Company upon the exercise of certain publicly traded warrants (the "IPO Warrants") to purchase Common Stock. The IPO Warrants were issued by the Company in connection with the Company's initial public offering in April 1993 (the "IPO").

Each IPO Warrant currently entitles the registered holder to purchase 2.1 shares of Common Stock at an exercise price of $3.17 per share. The IPO Warrants expire on April 20, 1998. The IPO Warrants are subject to redemption by the Company at $.25 per warrant on 30 days' prior written notice, with the prior written consent of H.J. Meyers, Inc. The exercise price for the IPO Warrants is subject to adjustment under certain circumstances. See "Plan of Distribution" and "Description of Securities."

This Prospectus also relates to the sale of 304,500 units, with each unit consisting of one share of Common Stock and one warrant to purchase one share of Common Stock which may be issued by the Company upon the exercise of a warrant (the "Underwriter's Warrant") issued to H.J. Meyers, Inc. in connection with the IPO. See "Principal and Selling Stockholders," "Plan of Distribution," and "Description of Securities."


Because of the current market price of the Common Stock, the Company believes it is not presently likely that a substantial number of the IPO Warrants or the Underwriter's Warrant will be exercised in the near future. However, this could change at any time if the price of the Common Stock rises to a level that is near the respective exercise prices of the IPO Warrants or the Underwriter's Warrant. In such case, the Company will be obligated by applicable securities laws to have an effective registration statement filed with the Securities and Exchange Commission relating to the Common Stock to be issued upon the exercise of the IPO Warrants and the Underwriter's Warrant, and to deliver to all exercising warrantholders a current prospectus relating to the Company.


This Prospectus also relates to the sale of 5,052,678 shares of Common Stock by certain selling stockholders (each a "Selling Stockholder"), who currently own such Common Stock or who may acquire shares of Common Stock upon the exercise or conversion of currently outstanding warrants, options, and convertible preferred stock. See "Principal and Selling Stockholders," "Plan of Distribution," and "Description of Securities."

Certain of the Company's officers, directors, and affiliates are Selling Stockholders. Gerald K. Beckmann, the Company's President and CEO, proposes to sell 673,692 shares of Common Stock hereunder, and the Company's officers, directors, and affiliates, as a group, propose to sell a total of 1,082,347 shares of Common Stock hereunder. Such amounts constitute 5.4% and 8.7%, respectively, of the total outstanding shares of Common Stock, assuming exercise or conversion of outstanding warrants, options, and convertible preferred stock.

The Common Stock may be sold directly by each Selling Stockholder or indirectly through agents, dealers or underwriters from time to time in one or more transactions on the Nasdaq Small Cap Market, the Boston Stock Exchange or such exchanges on which the Common Stock is then listed, or in privately negotiated transactions at prices related to such market prices, at negotiated prices or at fixed prices. The Selling Stockholders will bear all discounts and commissions paid to broker-dealers in connection with the sale of their Common Stock. Other offering expenses will be borne by the Company. The Company will receive proceeds from the exercise price of warrants which may be exercised by certain Selling Stockholders. The Company will not receive any proceeds from the sales of Common Stock by the Selling Stockholders. See "Use of Proceeds" and "Plan of Distribution."


The Common Stock and the IPO Warrants are quoted on the Nasdaq Small Cap Market under the symbol "IZZI" and "IZZW," respectively, and on the Boston Stock Exchange under the symbol "ISI" and "ISIW," respectively. On April 21, 1997, the last reported sale prices for the Common Stock and IPO Warrants as reported on the Nasdaq Small Cap Market were $2.06 and $0.97,respectively.



THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" ON PAGE 4.


THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

========================================================================================================================
                                               Underwriting Discounts          Proceeds to              Proceeds to
                            Price to Public        and Commissions             Company (1)          Selling Stockholders
------------------------------------------------------------------------------------------------------------------------
Per Share...............     $___________           $___________               $___________             $___________
------------------------------------------------------------------------------------------------------------------------
Total...................     $___________           $___________               $___________             $___________
========================================================================================================================


(1)   Before deducting expenses payable by the Company of approximately $76,328.


             THE DATE OF THIS PROSPECTUS IS ______________, 1997.

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                ----

Prospectus Summary................................................................................................3
Risk Factors......................................................................................................4
Capitalization....................................................................................................6
Pro Forma Consolidated Statement of Operations....................................................................7
Use of Proceeds...................................................................................................8
Market for Company's Common Stock.................................................................................8
Dividend Policy...................................................................................................9
Principal and Selling Stockholders...............................................................................10
Management's Discussion and Analysis of Financial Condition and Results of Operations............................13
Business.........................................................................................................17
Management.......................................................................................................21
Certain Transactions.............................................................................................24
Description of Securities........................................................................................25
Plan of Distribution.............................................................................................27
Legal Matters....................................................................................................28
Experts..........................................................................................................28
Additional Information...........................................................................................28
Index to Financial Statements...................................................................................F-1

                               PROSPECTUS SUMMARY



                                  THE COMPANY



        The Company designs, develops, manufactures, sells and services commercial and industrial security and traffic control products including warning gates, crash barriers, lane changers, navigational and airport lighting, and electronically-controlled security gates. The Company also develops and markets "intelligent" or programmable security systems that integrate multiple security devices and subsystems for governmental, commercial and industrial facilities. Applications for these systems include perimeter security for airports, access control for commercial office buildings, and video surveillance for warehouses. By integrating different commercially available security products such as automatic gates, access control panels, video cameras, switchers, recorders, and badge identification systems, the Company provides turnkey security solutions that perform automated user-defined security functions. The Company's executive offices are located at 8200 Springwood Drive, Suite 230, Irving, Texas 75063. The Company's telephone number is (972) 444-8280.




                                  THE OFFERING


Securities Offered:............................    8,706,678 shares of Common Stock.

Common Stock Outstanding:

        Prior to this Offering.................    6,408,842 shares (1)(2)

        After this Offering....................    12,433,371 shares (1)(2)(3)

Net Proceeds of this Offering..................    $13,890,230 (3)(4)

Use of Proceeds................................    To be used for working capital and general corporate
                                                   purposes, and possible future acquisitions.  The Company
                                                   will not receive any proceeds from the sales of Common
                                                   Stock by the Selling Stockholders.  See "Use of
                                                   Proceeds."

                                                                        Boston
Symbols                                    Nasdaq Symbols              Exchange
-------                                    --------------              --------
Common Stock                                    IZZI                      ISI
IPO Warrants                                    IZZIW                    ISIW

--------------------

(1) Does not include 500,000 shares of Common Stock reserved for issuance pursuant to the Company's Stock Option Plan.

(2) Of the shares of Common Stock being offered, 2,682,149 shares are currently outstanding.

(3) Assumes the exercise of all IPO Warrants, the Underwriter's Warrant, all other options and warrants outstanding (except for the options referred to in note (1) above, and the conversion of all outstanding shares of the Company's convertible preferred stock).

(4) Because of the current market price of the Common Stock, the Company believes it is not presently likely that a substantial number of the IPO Warrants or the Underwriter's Warrant will be exercised in the near future.

                                  RISK FACTORS

         An investment in the Common Stock involves a high degree of risk and should not be made by persons who cannot afford the loss of their entire investment. Accordingly, prospective investors should carefully consider the following factors, in addition to the other information concerning the Company and its business contained in this Prospectus before purchasing the securities offered hereby.

CONTINUING LOSSES

         Certain of the Company's subsidiaries have reported net losses in recent years which have, when combined with other profitable subsidiaries, caused consolidated losses of $276,767 in 1996, $2,864,219 in 1995, $372,568 in
1994, $1,670,059 in 1993 and $1,352,133 in 1992. The Company did not experience a negative cash flow in 1996 and 1993, but experienced negative cash flow of $155,850 in 1995, $298,713 in 1994, and $50,916 in 1992. The subsidiary which contributed the majority of losses in past years was discontinued in 1995. However, the Company's Innovative Security Technologies, Inc. ("IST") subsidiary continues to operate at a loss and, under existing loan covenants, the other subsidiaries of the Company are limited in the amount of financial support they can provide IST. Therefore, in order to continue operations of this subsidiary, its losses will have to be reduced or eliminated or the Company will be required to raise additional working capital that is available to IST. If neither of these can be accomplished, the operations of IST may have to be discontinued or sold. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

FUTURE CAPITAL NEEDS

         The Company believes additional working capital and term financing will be required to fund growth plans at all of the Company's major business units. The amount required will depend on many factors, including cash flow from operations and the ability to market its products successfully. There can be no assurance that the Company will be able to obtain such additional financing, or that any such financing will be available on terms that will be acceptable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


LACK OF MARKET ACCEPTANCE OF INTELLI-SITE

         The Company's marketing strategy includes the sale of sophisticated integrated security systems, such as the Company's Intelli-Site(R), which the Company believes will result in higher sales and gross margins. To date, sales of these systems have been limited and there can be no assurance that the market will accept the Company's Intelli-Site products, or that the Company will be able to successfully market its integrated security systems.

PAST DUE ACCOUNTS PAYABLE


         As of March 31, 1997, the Company and certain of its subsidiaries (not B&B Electromatic, Inc. or Golston Company, Inc.) had approximately $350,000 in accounts payable that were more than 90 days past due. As a result of an asset-based loan obtained on April 11, 1997, the Company was able to satisfy all such accounts payable in April 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


ACQUISITION RISKS


         The Company's strategy includes increasing its market penetration by starting new, or acquiring existing, businesses to develop, manufacture or sell products that enhance the safety and security of people and assets. The Company has not reached any agreement or understanding with any acquisition candidate, nor have any acquisition discussions reached the point where an acquisition is probable. There can be no assurance that any new businesses can be acquired or operated profitably. In addition, the Company's ability to execute this strategy will depend on a number of factors, including its ability to hire, train and retain an adequate number of experienced management and sales employees, and to secure adequate financing, none of which are assured.

SEASONALITY -- IMPACT ON QUARTERLY RESULTS

         Because the Company sells some products which are used primarily in outdoor construction, which is affected by weather, the Company's revenues during the third and fourth fiscal quarters have historically represented approximately 61% of the annual revenues of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Seasonality."


DEPENDENCE UPON KEY PERSONNEL

         The Company's success depends, to a significant extent, upon the efforts and abilities of a number of key employees. The loss of services of one or more of these employees, especially the Company's Chairman of the Board, President and Chief Executive Officer, Gerald K. Beckmann, or the Company's Chief Financial Officer, James W. Casey, could have a material adverse effect on the business of the Company. The Company believes that its future success will also depend in part upon its ability to attract, retain, and motivate qualified personnel. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining such personnel. See "Management."

DEPENDENCE UPON COMPLETION OF PRODUCT DEVELOPMENT

         The Company's ability to compete successfully in the integrated security systems market is dependent upon its ability to develop and produce products that are technologically comparable to those of its competitors. Development by others of new or improved products or technologies may make the Company's products or proposed products obsolete or less competitive. In order to fulfill its marketing strategy, the Company will be required to devote substantial effort and financial resources to enhance its existing products and to develop new products which meet a wide range of evolving user needs and achieve market acceptance. There can be no assurance that the Company will succeed in developing and marketing such products or that the Company will be able to respond effectively to technological changes, emerging industry standards, or new product introductions by others.

COMPETITION

         The markets for the Company's products are extremely competitive. Many of the Company's competitors have greater market recognition and greater financial, technical, marketing and human resources than the Company. There can be no assurance that the Company will be able to compete successfully against existing companies or new entrants to the marketplace. Furthermore, the development by competitors of new or improved products or technologies may render the Company's products or proposed products obsolete or less competitive. See "Business-Competition."

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company on December 31, 1996.


Notes Payable                                                      $      8,080
Notes Payable - Related Party                                             7,110
Short-Term Debt                                                         213,975
Long-Term Debt                                                        6,784,582
                                                                   ------------
Total Debt                                                            7,013,747

Stockholders' Equity
     Convertible Preferred Stock, $.01 par value,
     750,000 shares authorized;
     59,168 shares issued and outstanding
     at December 31, 1996                                                   591

     Common Stock, $.01 par value, 18,000,000 shares
     authorized; 6,958,842 shares issued and outstanding at
     December 31, 1996                                                   69,588

     Additional Paid In Capital                                      10,382,215
     Treasury Stock                                                    (118,750)

     Accumulated Deficit                                             (6,206,501)
                                                                   ------------

Total Stockholders' Equity                                            4,127,143
                                                                   ------------

Total Capitalization                                               $ 11,140,890
                                                                   ============

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1996
                                  (UNAUDITED)
                   ($ IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


         On December 31, 1996, the Company acquired all the outstanding capital stock of Golston Company, Inc. ("GCI"). The pro forma consolidated statement of operations for the year ended December 31, 1996 is presented as if the Company had acquired GCI on January 1, 1996, and gives effect to the related financing. The pro forma consolidated statement of operations should be read in conjunction with the financial statements of the Company and GCI, including the related footnotes thereto, appearing elsewhere in this Prospectus. The pro forma information is not necessarily indicative of the results that would have been reported had such events actually occurred on January 1, 1996, nor is it indicative of the Company's future results. The pro forma information also does not reflect either the issuance of shares in connection with this Offering and the contemplated use of proceeds therefrom, or the conversion or exercise of any of the Company's outstanding convertible preferred stock or warrants.


                                                                     PRO FORMA        PRO FORMA
                                             COMPANY      GCI       ADJUSTMENTS      CONSOLIDATED
                                           -----------  ---------   -----------     -------------
Sales                                      $     9,054  $   4,294                   $      13,348
Cost of Sales                                    5,184      1,535           432(1)          7,151
                                           -----------  ---------   -----------      ------------
Gross Margin                                     3,870      2,759          (432)            6,197
Operating Expenses                               3,929      2,077          (890)(2)         5,116
Income (Loss) from Operations                      (59)       682           458             1,081
Other Expense                                     (252)       (37)         (552)(3)          (841)
                                           -----------  ---------   -----------      ------------
Income (Loss) from Continuing
Operations Before Tax                             (311)       645           (94)              240
Income Tax                                          12       (234)          234(4)             12
Discontinued Operations                             23         --            --                23
                                           -----------  ---------   -----------      ------------
Net Income (Loss)                          $      (276) $     411   $       140      $        275
                                           ===========  =========   ===========      ============
Weighted Average Shares of                   5,122,878                                  5,847,191
Common Stock Outstanding
Net Income (Loss) Per Share
   Continued Operations                    $     (0.05)                               $      0.05
   Discontinued Operations                        0.00                                       0.00
                                           -----------                                -----------
        Total                              $     (0.05)                               $      0.05
                                           ===========                                ===========

            NOTES TO PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

         The following describes the assumptions used in determining the pro forma adjustments set forth above:

(1) Adjustment to depreciation of manufacturing fixed assets arising from the GCI acquisition is based on useful lives varying from 3-7 years.

(2) Adjustment to depreciation of fixed assets arising from the GCI acquisition is based on useful lives of 5 years and goodwill amortization, reduced by employees terminated as of December 31, 1996 with consolidation of the businesses.

(3) Interest related to $6.1 million of indebtedness incurred by the Company in connection with the acquisition, with interest rate of 9% per annum.

(4) Adjustment from utilization of parent company losses to offset federal income taxes.

                                USE OF PROCEEDS

         All proceeds from the exercise of the IPO Warrants and other warrants and options outstanding will be used for working capital and general corporate purposes, and possible future acquisitions. The Company will not receive any proceeds from the sales of Common Stock by the Selling Stockholders.


         Because of the current market price of the Common Stock, the Company believes it is not presently likely that a substantial number of the IPO Warrants or the Underwriter's Warrant will be exercised in the near future. Because of the current market price of the Common Stock, the Company believes it is not presently likely that a substantial number of the IPO Warrants or the Underwriter's Warrant will be exercised in the near future. However, this could change at any time if the price of the Common Stock rises to a level that is near the respective exercise prices of the IPO Warrants or the Underwriter's Warrant. In such case, the Company will be obligated by applicable securities laws to have an effective registration statement filed with the Securities and Exchange Commission relating to the Common Stock to be issued upon the exercise of the IPO Warrants and the Underwriter's Warrant, and to deliver to all exercising warrantholders a current prospectus relating to the Company.



         The principal reasons for this offering are to ensure that the issuance of Common Stock upon exercise of the IPO Warrants complies with applicable laws regarding the registration of securities, and to comply with contractual obligations to register certain shares of Common Stock.



                       MARKET FOR COMPANY'S COMMON STOCK

         The Company's Common Stock is traded on the Automated Quotation System of the National Association of Securities Dealers, Inc. ("Nasdaq") under the symbol "IZZI" and on the Boston Stock Exchange under the symbol "ISI." The IPO Warrants are traded on the Nasdaq Small Cap Market under the symbol "IZZIW" and on the Boston Stock Exchange under the symbol "ISIW." As of March 31, 1997, there were 6,908,842 shares of Common Stock and 2,320,000 Warrants outstanding. The shares of Common Stock are held of record by approximately 75 holders and the Warrants are held of record by approximately 54 holders. The following table sets forth, for the periods indicated, the high and low bid quotations for the IPO Warrants and the Common Stock on the Nasdaq Small Cap Market. Trading prices for the Common Stock and the IPO Warrants on the Boston Stock Exchange are substantially similar to the prices set forth below for the Nasdaq Small Cap Market. These over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The trading market in the Company's securities may at times be relatively illiquid due to low volume.



                                 COMMON STOCK              WARRANTS
                          ------------------------    ---------------------
                             $ HIGH        $ LOW       $ HIGH      $ LOW
                          ------------   ---------    ----------  ---------
FISCAL 1996
     First Quarter            2 13/16          5/8          7/8       1/16
     Second Quarter           5   7/8      2  1/16       1  3/8       5/16
     Third Quarter            3   1/2      1 13/16       1           11/16
     Fourth Quarter           3   5/8      2   3/8       1 5/16        3/4
FISCAL 1995
     First Quarter            2   1/2      1   5/8         11/16       3/8
     Second Quarter           2   5/8      1                 5/8      5/16
     Third Quarter            3            1   7/8           7/8      9/16
     Fourth Quarter           2   3/8          3/8          9/16      1/16



         On April 21, 1997, the last reported sales prices for the Common Stock and the IPO Warrants as reported on the Nasdaq Small Cap Market were $2.06 and $0.97, respectively.

                                DIVIDEND POLICY

         Dividends have not been declared on the Common Stock and it is not anticipated that dividends will be paid in the near future because any funds available will most likely be reinvested in the Company's business and used to repay outstanding debt.

                       PRINCIPAL AND SELLING STOCKHOLDERS

         The following table sets forth the number and percentage of outstanding shares of each class of the Company's capital stock beneficially owned as of March 31, 1997 by (i) each director and named executive officer of the Company, (ii) all officers and directors of the Company as a group,(iii) all persons who are known by the Company to be beneficial owners of 5% or more of any class of capital stock of the Company, and (iv) each Selling Stockholder. Unless otherwise noted, each of the persons listed below has sole voting and investment power with respect to the shares indicated as beneficially owned by such person. With regard to shares of Common Stock, this table assumes that the persons set forth below have fully converted all their shares of convertible preferred stock into shares of Common Stock and fully exercised all their warrants to purchase Common Stock. For a description of the Company's convertible preferred stock, see "Description of Securities."


                                                       SHARES OF STOCK OWNED PRIOR TO OFFERING
                                    --------------------------------------------------------------------

                                                             NO. OF SHARES           NO. OF SHARES
                                      NO. OF SHARES           OF SERIES A             OF SERIES C
                                        OF COMMON     % OF     PREFERRED       % OF    PREFERRED   % OF
NAME OF BENEFICIAL OWNER                  STOCK       CLASS     STOCK          CLASS     STOCK     CLASS
--------------------------------      -------------   -----  -------------    ------   ---------   -----
Advisors Mktg Group, Inc.                 2,779         *          --           --          --       --
Andrew F. Nicoletta                      14,000         *         500            1%         --       --
Bathgate McColley Capital Group         326,000         2%         --           --          --       --
Capital Acquisition Co., Inc.            60,000         *          --           --          --       --
Caribou Bridge Fund, LLC                283,321         2%      5,668           12%       2,500      20%
Charles W. Martin                        85,000         *          --           --          --       --
Cherokee Trading Corp                     2,222         *          --           --          --       --
Comvest Partners                        100,000         1%         --           --          --       --
Craig A. Nichols                         28,000         *       1,000            2%         --       --
D&B Partners                             28,000         *       1,000            2%         --       --
Don Crosbie                             185,953         1%         --           --          --       --
Donald A. Dole                           14,000         *         500            1%         --       --
Doris Tinsley-Nadel                       1,668         *          --            *          --       --
Doug Urquhart                            56,000         *       2,000            4%         --       --
Dudley L. Bailey                         28,000         *       1,000            2%         --       --
Edward Krupa                              1,668         *          --           --          --       --
Elizabeth R. McChesney                   14,000         *         500            1%         --       --
Equity Group                             80,000         *          --           --          --       --
Eugene C. McColley                       42,000         *       1,500            3%         --       --
Frank R. Marlow(1)                       60,522         *          --           --          --       --
George I. Gasior                          1,668         *          --           --          --       --

                                                        SHARES OF COMMON
                                                        STOCK OWNED AFTER
                                                            OFFERING
                                                     -----------------------
                                                      NO. OF SHARES
                                   SHARES OF COMMON     OF COMMON       % OF
NAME OF BENEFICIAL OWNER           STOCK TO BE SOLD       STOCK        CLASS
--------------------------------   ----------------  ---------------  -------
Advisors Mktg Group, Inc.                2,779              --            --
Andrew F. Nicoletta                     14,000              --            --
Bathgate McColley Capital Group        326,000              --            --
Capital Acquisition Co., Inc.           60,000              --            --
Caribou Bridge Fund, LLC               283,321              --            --
Charles W. Martin                       85,000              --            --
Cherokee Trading Corp                    2,222              --            --
Comvest Partners                       100,000              --            --
Craig A. Nichols                        28,000              --            --
D&B Partners                            28,000              --            --
Don Crosbie                            166,953          19,000             *
Donald A. Dole                          14,000              --            --
Doris Tinsley-Nadel                      1,668              --            --
Doug Urquhart                           56,000              --            --
Dudley L. Bailey                        28,000              --            --
Edward Krupa                             1,668              --            --
Elizabeth R. McChesney                  14,000              --            --
Equity Group                            80,000              --            --
Eugene C. McColley                      42,000              --            --
Frank R. Marlow(1)                       8,463          52,059             *
George I. Gasior                         1,668              --            --

                                                       SHARES OF STOCK OWNED PRIOR TO OFFERING
                                    --------------------------------------------------------------------

                                                             NO. OF SHARES           NO. OF SHARES
                                      NO. OF SHARES           OF SERIES A             OF SERIES C
                                        OF COMMON     % OF     PREFERRED       % OF    PREFERRED   % OF
NAME OF BENEFICIAL OWNER                  STOCK       CLASS     STOCK          CLASS     STOCK     CLASS
--------------------------------      -------------   -----  -------------    ------   ---------   -----
Gerald K. Beckmann(1)                   868,929         7%         --          --        5,000       40%
H. Dennison Parker                       42,000         *       1,500           3%          --       --
Hanifin Imhoff Trustee FBO               14,000         *         500           1%          --       --
K.S. Bernstein
Harry J. Schmidt                         56,000         *       2,000           4%          --       --
Henry E. McGuffee                        15,000         *          --          --           --       --
Holly J. Burlage                         13,128         *          --          --           --       --
James Edgar McDonald, Trustee            98,250         *       1,500           3%       1,250       10%
James W. Casey(1)                       157,873         1%         --          --           --       --
Jeffrey Markowitz                        28,000         *       1,000           2%          --       --
John P. Manry & Hedy White Manry         14,000         *         500           1%          --       --
Joseph A. Lavigne                         7,000         *         250           1%          --       --
Kiawah Capital Partners                 112,500         2%         --          --        2,500       20%
Larry D. Brooks                          14,000         *         500           1%          --       --
Lawrence E. Bathgate PBO Del Charter     14,000         *         500           1%          --       --
SEP
Lerter W. Erb Living Trust               14,000         *         500           1%          --       --
Louis A. Davis                           15,000         *          --          --           --       --
Managerial Resources, Inc.               53,000         *          --          --           --       --
McChesney Family LLC                     21,000         *         750           2%          --       --
McKee Securities, Inc.                   18,000         *          --          --           --       --
Michael A. Richarmond                    15,000         *          --          --           --       --
Michael Lang                              5,555         *          --          --           --       --
Nora Sherwood Parker                     14,000         *         500           1%          --       --
PAMB Investments                         35,000         *       1,250           3%          --       --
Philip J. Hempleman                     224,000         2%      8,000          17%          --       --
Philip R. Thomas                      1,625,126        12%         --          --           --       --
Quad Capital Partners                    28,000         *       1,000           2%          --       --

                                                        SHARES OF COMMON
                                                        STOCK OWNED AFTER
                                                            OFFERING
                                                     -----------------------
                                                      NO. OF SHARES
                                   SHARES OF COMMON     OF COMMON       % OF
NAME OF BENEFICIAL OWNER           STOCK TO BE SOLD       STOCK        CLASS
--------------------------------   ----------------  ---------------  -------
Gerald K. Beckmann(1)                    673,692            195,237         1%
H. Dennison Parker                        42,000                 --        --
Hanifin Imhoff Trustee FBO                14,000                 --        --
K.S. Bernstein
Harry J. Schmidt                          56,000                 --        --
Henry E. McGuffee                         15,000                 --        --
Holly J. Burlage                          10,494              2,634         *
James Edgar McDonald, Trustee             98,250                 --        --
James W. Casey(1)                        107,092             50,781         *
Jeffrey Markowitz                         28,000                 --        --
John P. Manry & Hedy White Manry          14,000                 --        --
Joseph A. Lavigne                          7,000                 --        --
Kiawah Capital Partners                  112,500                 --        --
Larry D. Brooks                           14,000                 --        --
Lawrence E. Bathgate PBO Del Charter      14,000                 --        --
SEP
Lerter W. Erb Living Trust                14,000                 --        --
Louis A. Davis                            15,000                 --        --
Managerial Resources, Inc.                53,000                 --        --
McChesney Family LLC                      21,000                 --        --
McKee Securities, Inc.                    18,000                 --        --
Michael A. Richarmond                     15,000                 --        --
Michael Lang                               5,555                 --        --
Nora Sherwood Parker                      14,000                 --        --
PAMB Investments                          35,000                 --        --
Philip J. Hempleman                      224,000                 --        --
Philip R. Thomas                         240,008          1,385,118        10%
Quad Capital Partners                     28,000                 --        --


                                                       SHARES OF STOCK OWNED PRIOR TO OFFERING
                                    --------------------------------------------------------------------

                                                             NO. OF SHARES           NO. OF SHARES
                                      NO. OF SHARES           OF SERIES A             OF SERIES C
                                        OF COMMON     % OF     PREFERRED       % OF    PREFERRED   % OF
NAME OF BENEFICIAL OWNER                  STOCK       CLASS     STOCK          CLASS     STOCK     CLASS
--------------------------------      -------------   -----  -------------    ------   ---------   -----
Richard F. Cooper, Jr.                       28,000      *       1,000         2%          --       --
Richard Friedman                             28,000      *       1,000         2%          --       --
Richard M.H. Thompson                        14,000      *         500         1%          --       --
Robert M. Galecke(1)                             --     --          --         --          --       --
Richard P. Shortz                            41,921      *          --         --          --       --
Robert D. Goldstein                         173,485     1%          --         --          --       --
Robert M. Needer                             28,000      *       1,000         2%          --       --
Seabeach & Co.                            1,120,000     8%          --         --          --       --
Shanly B. Stach                              14,000      *         500         1%          --       --
Steffany Lea Martin                          10,000      *          --         --          --       --
Stephen L. Martin                            10,000      *          --         --          --       --
Steven M. Bathgate FBO Del Charter           56,000      *       2,000         4%          --       --
Keogh Accountant
Summit Fund, LP                              28,000      *       1,000         2%          --       --
Teresa L. Luse                                1,000      *          --         --          --       --
Tony C. Lisotta                              57,662      *          --         --          --       --
Tracy H. Parker                               7,000      *         250         1%          --       --
Victor Kashner                               28,000      *       1,000         2%          --       --
Virginia Stevens McDonald, Trustee           98,250      *       1,500         3%       1,250      10%
Wayne Hamersly                               28,000      *       1,000         2%          --       --
William J. Macy                              14,000      *         500         1%          --       --
William S. Leftwich                          22,003      *          --         --          --       --
Underwriter's Warrants                      609,000     5%          --         --          --       --
Winter Haven Homes, Inc.                     70,000      *       2,500         5%          --       --
All Officers and Directors as a Group     1,200,035     6%          --         --       5,000      40%
(7 Persons)

                                                        SHARES OF COMMON
                                                        STOCK OWNED AFTER
                                                            OFFERING
                                                     -----------------------
                                                      NO. OF SHARES
                                   SHARES OF COMMON     OF COMMON       % OF
NAME OF BENEFICIAL OWNER           STOCK TO BE SOLD       STOCK        CLASS
--------------------------------   ----------------  ---------------  -------
Richard F. Cooper, Jr.                     28,000             --           --
Richard Friedman                           28,000             --           --
Richard M.H. Thompson                      14,000             --           --
Robert M. Galecke(1)                           --             --           --
Richard P. Shortz                          31,481         10,440            *
Robert D. Goldstein                       173,485             --           --
Robert M. Needer                           28,000             --           --
Seabeach & Co.                          1,120,000             --           --
Shanly B. Stach                            14,000             --           --
Steffany Lea Martin                        10,000             --           --
Stephen L. Martin                          10,000             --           --
Steven M. Bathgate FBO Del Charter         56,000             --           --
Keogh Accountant
Summit Fund, LP                            28,000             --           --
Teresa L. Luse                              1,000             --           --
Tony C. Lisotta                            11,117         46,545            *
Tracy H. Parker                             7,000             --           --
Victor Kashner                             28,000             --           --
Virginia Stevens McDonald, Trustee         98,250             --           --
Wayne Hamersly                             28,000             --           --
William J. Macy                            14,000             --           --
William S. Leftwich                        22,003             --           --
Underwriter's Warrants                    609,000             --           --
Winter Haven Homes, Inc.                   70,000             --           --
All Officers and Directors as a Group     842,339        357,696           3%
(7 Persons)

--------------------------------
*        Less than 1%.

(1) The address for this person is 8200 Springwood Drive, Suite 230, Irving, Texas 75063.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


GENERAL

         Incorporated in Delaware on December 19, 1991, the Company is a holding company that conducts its operations principally through four wholly-owned subsidiaries: B&B Electromatic, Inc. ("B&B"), Golston Company, Inc. ("GCI"), Innovative Security Technologies, Inc. ("IST"), and Tri-Coastal Systems, Inc. ("TCSI").

         On January 1, 1992, the Company acquired B&B from an affiliate in a transaction which was accounted for similar to a pooling of interests. B&B designs, manufactures, and distributes commercial and industrial security products, and traffic control gates, barriers and lighting for the road and bridge industry. B&B has been in operation since 1925. On March 16, 1993, the Company organized IST, which is a retail seller of security products and microprocessor-based systems to large customers. On August 23, 1993, the Company announced the development of its PC-based security network, Intelli-Site(R), that integrates multiple security functions into a centralized management system for single and/or multiple site locations. IST is responsible for the sales and marketing of this product. The first beta site installations for this product were completed during the fourth quarter of 1994 and the first quarter of 1995. On September 18, 1995, the Company purchased substantially all of the assets and liabilities of TCSI. TCSI sells and installs security and safety systems to end users.

         Effective January 1, 1992, the Company purchased all of the outstanding stock of Automatic Access Controls, Inc. ("AAC"), an independent distributor of commercial and industrial security products. The Company discontinued the operations of AAC during 1995. Accordingly, AAC is reported as a discontinued operation for all periods presented.


         On December 31, 1996, the Company acquired all the outstanding stock of GCI. GCI's primary business is the design, manufacture, and marketing of pnuematic tube carriers for use in financial institutions and hospitals. In addition, GCI manufactures modular buildings for financial institutions. The purchase price was approximately $4.8 million in a combination of cash and seller notes, and the assumption of an additional $650,000 in existing debt. The Company funded this acquisition through the private placement of $4.6 million of convertible debentures to Renaissance Capital Fund, a private investment fund. The debentures have a maturity of seven years and, until converted, carry an annual interest rate of 9%. No principal payments are due for the first three years and the debentures may be exchanged for the Company's common stock at a conversion price of $1.05 per share. To complete the funding, an additional $660,000 of Common Stock was privately placed at $1.10 per share.





R&D PARTNERSHIP


         Effective September 1, 1996, the Company entered into an agreement with I.S.T. Partners, Ltd., an unaffiliated limited partnership, whereby the partnership will fund the sales, engineering, and order fulfillment expenses of the Company's IST subsidiary. In exchange, the partnership receives, as compensation from IST, 85% of the revenue generated from the sales of the Company's Intelli-Site products until such time as the partnership has achieved a return of at least 150% on its investment. After such time, the partnership will dissolve. The Company retains full ownership of all other rights to the Intelli- Site product, and also retains the responsibility for managing IST's business activities, including customer relationships. As of December 31, 1996, the Company had received $250,000 from the partnership, which was recorded as income in the quarter ended September 30, 1996, for the initial sale of sales leads and prospects, and the Company also received $200,000 during the fourth quarter of 1996 as reimbursement for development and sales costs. As of April 1, 1997, the partnership has not received any return on its investment.


RESULTS OF OPERATIONS

Year Ended December 31, 1996 Compared to Year Ended December 31, 1995

         Sales. The Company experienced a $1.4 million (19%) increase in sales from 1995 to 1996 from $7.6 million to $9 million. This increase was primarily attributable to the inclusion of TCSI, acquired in

September 1995, for the entire year of 1996. The Company experienced a 5% increase in road and bridge and perimeter security sales during 1996; however, over $1 million of anticipated fourth quarter shipments were delayed by customer requests due to late construction projects and revised specifications. Also contributing to the increase in sales for 1996 was the sale of the Company's Intelli-Site software sales leads and prospects for $250,000 to a limited partnership chartered to fund the acceleration of marketing and sales efforts.

         For the year ended December 31, 1996, approximately 78% of the Company's revenues were generated from the sale of products manufactured by the Company compared to 94% for 1995.

         Cost of Sales and Gross Profit. Gross profit as a percent of sales decreased to 43% in 1996 from 45% in 1995. This decrease was primarily due to a less favorable product mix compared with the prior year. During 1996, the Company experienced higher sales of perimeter security products which have lower gross margins compared to road and bridge products. Also during 1996, in accordance with FAS 86, the Company began to amortize capitalized software development costs related to Intelli-Site as the product was brought to market. Amortization expense of $127,381 was recognized in 1996.

         Selling, General and Administrative. Selling, general and administrative expenses decreased from $4.6 million in 1995 to $3.8 million in 1996. The majority of this decrease was due to one-time expenses in 1995 of approximately $1 million for severance obligations to a former officer and the write-off of $511,000 in acquisition fees relating to a discontinued acquisition candidate. The decrease was offset by a 16% increase in expenses at B&B and the inclusion of expenses at TCSI for the entire year of 1996 compared to four months in 1995.

         Research and Development. Research and development expenses increased from $46,199 in 1995 to $152,239 in 1996. This increase was due to the inclusion of expenses at IST related to the development of Intelli-Site partially offset by reimbursement of development costs from the limited partnership chartered to fund the development and sales of the Intelli-Site product. Prior to 1996, the Company capitalized software development costs related to Intelli-Site in accordance with FAS 86.

         Interest Income. Interest income in 1996 decreased to $7,748 from $14,957 in 1995. During the first quarter of 1995, the Company earned interest on a $350,000 certificate of deposit placed with a bank as collateral to secure a line of credit. The certificate of deposit and accumulated interest were released on April 11, 1995.

         Interest Expense. Interest expense for 1996 decreased from $343,012 in 1995 to $260,471 in 1996. This decrease was primarily due to the repayment of certain short-term notes.

         Discontinued Operations. The discontinued operations reflect the operations of AAC. AAC's operations were discontinued during the second quarter of 1995. During 1996, the Company has recorded a gain on disposal of discontinued operations in the amount of $22,789 related to the settlement of certain liabilities.

         Income Taxes. In assessing the likelihood of realization of the deferred tax asset, the Company primarily considered the trend of the Company's operating results toward profitability. The Company anticipates a positive trend to continue in 1997. This positive trend will continue to be boosted by the sales of Intelli-Site, as well as the addition of GCI. These factors, coupled with the current growth of the security industry, were considered positive factors in this assessment. Since the net operating loss carry forward does not begin to expire until 2007, the Company anticipates that all recognized carry forward benefits will be fully utilized before this expiration date arrives. As there are no significant temporary differences in the Company's tax calculation, realization will be primarily achieved by increased profitability. The Company anticipates that its move to profitability in 1997 and beyond will be dependent on its success in three areas: (i) sales - continued increases in sales at all subsidiaries plus a positive response to the Intelli-Site product; (ii) profit margins - continued focus on increasing margins at IST, while maintaining the current margins at B&B; and (iii) cost control - continued cost control at all subsidiaries.

         Notwithstanding the above positive factors, the Company has adopted a conservative posture by providing a valuation reserve of 90% of the deferred tax asset as of December 31, 1996. Further recognition of the asset will be dependent on the Company attaining profitability targets that have been established. The realizability of the net deferred tax asset has been (and will continue to be) reviewed on a quarterly basis. The income tax benefit for 1996 consists of state income taxes for the Company's subsidiary, B&B.

Year Ended December 31, 1995 Compared to Year Ended December 31, 1994

         Sales. The Company experienced a $247,000 (3%) increase in sales from 1994 to 1995 from $7.4 million to $7.6 million, respectively. This increase is primarily attributable to increased sales at B&B, net of the discontinuance of the AAC operations. During the fourth quarter of 1995 sales increased to $3.5 million compared to $1.9 million for the comparable 1994 quarter. Record sales at B&B accounted for this 84% increase over prior year.

         For the period ended December 31, 1995, approximately 94% of the Company's revenues were generated from the sale of products manufactured by the Company compared to 82% for 1994.

         Cost of Sales and Gross Profit. Gross profit as a percent of sales decreased to 45% in 1995 from 53% in 1994. This decrease was due to a less favorable product mix from the prior year. During 1994, the Company experienced higher sales of road and bridge products compared to perimeter security products which have higher gross margins. Also during 1995 obsolete inventory totaling $125,000 was written off.

         Selling, General and Administrative. Selling, general and administrative expenses increased from $2.8 million for the 1994 12-month period to $4.6 million for the comparable 1995 period. The majority of this increase is due to one-time expenses of approximately $1 million for severance obligations to a former officer and for the write-off of acquisition fees. The remaining increase is caused by non-recurring expenses associated with employee terminations, legal fees associated with litigation dating from 1994 and amortization expense of origination fees for 1994 loans.

         During 1995, the Company received notice from a target company that was the subject of acquisition efforts that the target company no longer wished to continue discussions. Although the Company continues to pursue an acquisition strategy with other candidates in similar or complementary industries, $511,000 of costs and fees previously incurred in connection with this acquisition target and deferred at the time of being incurred, were charged to operations in the quarter ended September 30, 1995.

         Interest Expense. Interest expense increased $192,000 for the 12-month period from $151,000 in 1994 to $343,000 in 1995. This increase is primarily attributable to interest on bridge financing that was entered into during the third and fourth quarters of 1994, amortization of debt discount pertaining to the aforementioned bridge financing and higher interest costs for the accounts receivable financing facility.

         Discontinued Operations. The operations of the AAC subsidiary are reflected as discontinued operations for all periods. During the second quarter of 1995, the decision was made to discontinue the operations of this subsidiary. The Company recorded a reserve of $425,000 during the second quarter of 1995 for inventory and asset disposition, as well as office closings and staff reductions. During the third and fourth quarters of 1995, the Company reversed $65,000 of this accrual as actual costs became more determinable.

         Income Taxes. In assessing the likelihood of realization of the deferred tax asset, the Company primarily considered the trend of the Company's operating results toward profitability. The 1995 operating results, net of non-recurring expenses, were in line with 1994. The Company anticipates a positive trend to develop in 1996 since all non-recurring amounts have been recognized in 1995, except for an anticipated seasonal loss in the first quarter of 1996. This positive trend will be boosted by the sales roll-out of Intelli-Site. These factors, coupled with the current growth of the security industry, were considered positive factors in this assessment. Since the net operating loss carry forward does not begin to expire until 2007, the Company anticipates that all recognized carry forward benefits will be fully utilized before this expiration date arrives. As there are no significant temporary differences in the Company's tax calculation, realization will be primarily achieved by increased profitability. The Company anticipates that its move to profitability in 1996 and beyond will be dependent on its success in three areas: (i) sales - continued increases in sales at all subsidiaries plus a positive response to the Intelli-Site product; (ii) profit margins - continued focus on increasing margins at IST, while maintaining the current margins at B&B; and (iii) cost control - continued cost control at all subsidiaries.

         Notwithstanding the above positive factors, the Company has adopted a conservative posture by providing a valuation reserve of 88% of the deferred tax asset as of December 31, 1995. Further recognition of the asset will be dependent on the Company attaining profitability targets that have been established. The realizability of the net deferred tax asset has been (and will continue to be) reviewed on a quarterly basis. The provision for income taxes for 1995 consists of state income taxes for the Company's subsidiary, B&B.

LIQUIDITY AND CAPITAL RESOURCES

         The Company's cash position increased by $888,236 during 1996. The Company used $1,190,861 for operations during 1996 compared to $720,846 provided by operations during 1995. Discontinued operations used $184,100 of cash during 1996 compared to providing $1,018,324 in 1995.

         During 1996, the Company financed its continuing operations from operating cash flow, short-term borrowings in the approximate amount of $512,000, and the private placement of its securities in the approximate amount of $687,000. During 1996, the Company used a total of approximately $1,459,000 to pay interest and principal on indebtedness. For a description of the financing for the GCI acquisition, see the subheading "General" above.


         The Company has a factoring facility with Union Planters Bank, Baton Rouge, Louisiana, pursuant to which it may factor accounts receivable (with recourse) and receive a total of up to $700,000 in credit. This factoring facility expires April 15, 1998 and has an adjustable factoring fee which ranges from 3% to 3.5% of the total amount borrowed. As of March 31, 1997, the Company had a $0 balance under this factoring facility.



         On April 25, 1996, the Company obtained a $900,000 term loan facility with Bank of Jackson, Jackson, Louisiana. The loan is due in 23 monthly payments of $12,000 beginning June 1, 1996, and one final payment sufficient to pay the balance. Interest on the loan is floating at the lending institution's base lending rate (which was 10% at March 31, 1997) minus 1%. The loan is secured by all real estate and equipment at B&B and is personally guaranteed by an officer of the Company, with certain personal assets of such officer pledged as collateral. Approximately $450,000 of the proceeds of this loan were used to repay existing mortgages and notes payable at B&B, and the remaining was used to repay a portion of Company notes due April 29, 1996. As of March 31, 1997, $849,817 was outstanding under this loan facility.



         On April 11, 1997, GCI entered into a $1.95 million asset-based loan agreement with Finova Capital Corporation, of which $775,000 was borrowed at the closing. The balance of the arrangement consists of $675,000 in additional borrowing potential and a $500,000 revolving line of credit. The initial $775,000 is due in 60 monthly principal and interest payments beginning May 1, 1997. The additional borrowing may take place over the next six to twelve months for fixed asset additions, with principal and interest payments due over 60 months beginning May 1, 1998. Interest on the term borrowings is at prime plus 2%, currently 10.5%. Although there are no principal payment requirements on the line of credit, interest is due monthly at the prime rate plus 1.75% based on the average daily borrowings during the prior month. To date, GCI has not drawn against the line of credit. The financing arrangement is guaranteed by the Company and is secured by certain tangible and intangible assets of GCI.



         Historically, GCI has generated positive cash flow from operations. The Company anticipates this trend to continue. This positive cash flow, in conjunction with the existing factoring facility and the asset-based loan described in the preceding paragraph, should position the Company to cover its working capital needs. As the Company continues to operate, additional financing will be necessary to fund growth plans at all of the Company's major business units.


         The information contained in the previous paragraph includes certain forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected by such forward-looking statements. Important factors that could cause actual results to differ materially from those projected in the forward-looking statements include, but are not limited to, the following: anticipated seasonal changes may not occur or operations may not improve as projected.

CAPITAL EXPENDITURES

         The Company has no commitments for capital expenditures during 1997. The Company acquired approximately $96,983 and $52,416 of machinery and equipment in 1996 and 1995, respectively, principally for its B&B manufacturing facility.

         In 1994, the Company began capitalizing software development costs in accordance with FAS 86 "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed." As of December 31, 1995, the amount capitalized was $636,906. The Company completed its first sale of the

Intelli-Site system in March 1996 and began amortizing these costs in 1996 on a straight-line basis over five years, the expected life of the product.

EFFECTS OF INFLATION

         The Company believes that the relatively moderate rate of inflation over the past few years has not had a significant impact on the Company's sales or operating results.

SEASONALITY

         Historically the Company has experienced seasonality in its business due to fluctuations in the weather. The Company typically experiences a decline in sales and operating results and expects to incur a loss during the first quarter of the year due to winter weather conditions.

ENVIRONMENTAL MATTERS

         The Company believes that it is in compliance with all applicable environmental regulations. Compliance with these regulations has not had, and is not anticipated to have, any material impact upon the Company's capital expenditures, earnings or competitive position.


                                    BUSINESS

GENERAL

         The Company designs, develops, manufactures, sells and services commercial and industrial security and traffic control products including warning gates, crash barriers, lane changers, navigational and airport lighting, and electronically-controlled security gates. The Company also develops and markets "intelligent" or programmable security systems that integrate multiple security devices and subsystems for governmental, commercial and industrial facilities. Applications for these systems include perimeter security for airports, access control for commercial office buildings, and video surveillance for warehouses. By integrating different commercially available security products such as automatic gates, access control panels, video cameras, switchers, recorders, and badge identification systems, the Company provides turnkey security solutions that perform automated user-defined security functions.

         At present, a customer with multiple security needs such as perimeter security, access control or video surveillance typically must design, develop and integrate each security function internally or utilize several outside vendors. By combining multiple security functions into an integrated system or network, the Company allows customers to reduce costs and human error while increasing the level of security for asset protection and personnel safety. The Company also has exclusive licenses for certain video and electronic funds transfer ("EFT") technologies. The licensed video technology can be used in CCTV security applications and the licensed EFT software can be used in systems which integrate, for example, parking garages and retail operations. By integrating EFT (credit cards, debit cards, check verification, etc.) into security systems, the Company can provide users, such as universities, with a single card solution to students and faculty for identification, dormitory and parking access, cafeteria purchases and automatic teller machine withdrawals.

         Because of increasing crime rates, increased emphasis on corporate security, and end user demands for more automated security products, the Company believes that the industry trend will continue toward more sophisticated, outsourced systems that offer the ability to automate several security functions simultaneously. As a result, the Company has developed a PC-based facility management system called Intelli-Site(R) that integrates all security functions across an entire enterprise including remote sites.

         The Company distributes its products and services through direct sales, dealer/distributor factory-direct purchasing networks, consultants and other system integrators.

CORE BUSINESS PRODUCTS

Road and Bridge:  B&B Electromatic, Inc. ("B&B")

         B&B, the Company's manufacturing subsidiary in operation since 1925, designs, manufactures, and markets warning gates, crash barriers (anti-terrorist or traffic control), lane changers, navigational lighting, airport lighting and perimeter security gates and operators. Road and bridge products are usually custom- designed and are sold through B&B's direct sales channel. Custom contracts have a wide range of value from $5,000 to over $500,000 with contract fulfillment ranging from several months to one or more years.

         B&B plans to continue to leverage its long term reputation of high quality designs and its broad network of architectural firms that prefer and specify B&B products on new projects into increased revenues during the rebuilding of the federal and state road and bridge infrastructures. In addition, the Company will continue to incorporate B&B's road and bridge reputation into its more recently established perimeter security core business.

Perimeter Security:  B&B Electromatic, Inc. ("B&B")

         B&B manufactures gate operators and aluminum gate panels which it sells to dealers and distributors. Gate panels are movable portions of an enclosure used for pedestrian and vehicular site access and egress. Gate operators are automated mechanisms designed to open and close gate panels under electronic control. B&B perimeter security products average between $1,000 and $8,000 per order with delivery times ranging from less than a week to several weeks depending upon whether the item is custom-built or a standard product. Perimeter security products are also integrated into Intelli-Site systems and resold as a subsystem by IST to its clients.

Electronic Security Systems:  Tri-Coastal Systems, Inc. ("TCSI")

         TCSI designs, sells, installs and services electronic security systems primarily for commercial and industrial buildings using standard "off-the-shelf" subsystems from various manufacturers. TCSI will often provide the subsystem components for an IST integrated system sale. In addition, TCSI provides maintenance services and monitoring services for both its own and IST's end users.

Integrated Systems:  Innovative Security Technologies, Inc. ("IST")

         IST designs, develops and markets fully integrated turnkey facility management systems. Since its inception in 1993, IST has been developing and testing a proprietary hardware and software product called Intelli-Site, a user-defined, PC-based systems integration platform. IST is developing a direct sales channel to provide total security and other facility management functions (i.e., HVAC, EFT payment systems, parking systems, etc.) to customers not serviced by dealers or, for various reasons including the unavailability of turnkey products and services, choose not to use dealers. IST's strategy is to exploit industry outsourcing trends by directly marketing and servicing its proprietary Intelli-Site integrated turnkey system to end users and to other system integrators.

         The two industry-unique features of Intelli-Site are its ability to integrate any vendor's security devices or sub-system (vendor independency) and its ability to have the system's automated functionality be defined by the end user at any time, within minutes, without programming (dynamic functionality). The Company knows of no other product with these features.

         Intelli-Site is a standard product that competes against custom-designed systems. Since Intelli-Site is a standard product, it offers a significant price advantage over custom-developed systems by eliminating software development costs and reducing the time to delivery. Custom-designed systems may cost $500,000 and can run as high as $10 million or more. Intelli-Site systems cost much less than a custom- designed system with approximately the same level of integration. However, custom system functions cannot be changed by the user without paying for, and waiting for, another custom development cycle. Intelli-Site systems, depending on the configuration and number of integrated devices, can be sold for as little as $50,000 to over $1 million and are user definable. The Company believes that 137,000 U.S. companies have budgeted between $50,000 and $600,000 for security purposes. Intelli-Site, because of the price discontinuity between standard products and custom products, can penetrate these companies with little or no competition from custom-design system integrators.

         Having completed its customer on-site testing, IST received its first commercial sales orders in 1995 to a major Texas semiconductor facility and an Arizona copper mining facility.

Pneumatic Carriers:  Golston Company, Inc. ("GCI")

         GCI manufactures and sells a variety of products, primarily to the retail banking and health care industries and, through its plastic injection molding operations, is a provider of carriers used in pneumatic tube systems in both drive-up banking and hospital environments. GCI also manufactures and markets modular buildings for financial institutions for use during new branch construction or existing facility remodeling.

WARRANTY

         The Company has two-year or five-year warranties on products it manufactures. The Company provides for replacement of components and products that contain manufacturing defects. When the Company uses other manufacturer's components, the warranties of the other manufacturers are passed to the dealers and end users. To date, the servicing and replacement of defective components and products have not been material.

BACKLOG


         The Company's backlog, calculated as the aggregate sales prices of firm orders received from customers less revenue recognized, was approximately $3.1 million at March 31, 1997. The Company expects that the majority of this backlog will be filled during 1997.


INTELLECTUAL PROPERTY

         The Company has applied for U.S. registration of "ISSI" as a trademark and a service mark. The Company has also applied for U.S. registration of the trademark "Intelli-Gate."

         On March 16, 1993, the Company entered into an agreement with COMTRAC Corporation ("CTC") that grants to the Company a non-exclusive, worldwide, irrevocable, paid-up license to use CTC's proprietary transaction processing systems, applications and communications software and related hardware for use in security-related systems and systems integrating security and electronic funds transfer functions, all of which are components of the Intelli-Site integration platform. The license was exclusive until March 16, 1996. The Company paid $250,000 for this license.

         Also on March 16, 1993, the Company entered into an agreement with DesignTech, Inc. ("DTI") that grants the Company a non-exclusive, worldwide license to use DTI's proprietary interactive Digital Video Interface system technology for security-related functions, which may constitute a part of the Intelli- Site system platform. Under the agreement, for a period of five years, the Company pays DTI a royalty of 1% of the Company's total gross revenues derived from products using the licensed technology. The royalty declines to 0.25% for cumulative gross revenues exceeding $20,000,000. To date, no royalties have been paid.

PRODUCT DESIGN AND DEVELOPMENT

         There are currently three employees of the Company are dedicated to research, development and product engineering. During fiscal 1996 and 1995, the Company spent approximately $152,239 and $292,000 on research and development.

COMPETITION

         Many large system integration consultants and engineering firms compete directly with the Company for large security contracts. Large, complex projects usually receive bids for the design of a custom system, or multiple side-by-side systems, to meet their requirements. System integrators bid these design contracts not only for the design effort but also to place themselves in a most favored position to become the prime contractor during the implementation phase. During the design phase, system integrators survey the market for components of the specified system and define how they can be integrated together. Finally, if awarded the implementation phase, the system integrator acts as a prime contractor and subcontracts the component suppliers, and supervises the integration.

         Depending on the contract, the Company will either become a subcontractor for the majority of the systems or bid the project as a vertically integrated system integrator and prime contractor. By combining both the first and second phase into a proposal from a single vendor, the Company eliminates several third party profit tiers and can reduce the time and overall costs to the customer.

         The Company faces intense competition in the security industry. Certain of the Company's competitors are large, well-financed and established companies that have greater name recognition and resources for research and development, manufacturing and marketing than the Company has and, therefore, may be better able than the Company to compete for a share of the market.

EMPLOYEES

         As of December 31, 1996, the Company employed 113 people, all in full-time positions. None of the Company's employees is subject to collective bargaining agreements. The Company believes that relations with its employees are good.

DESCRIPTION OF PROPERTIES

         B&B owns its manufacturing and office facility in Norwood, Louisiana. This facility consists of approximately 26,000 square feet of manufacturing and office space on five acres of land. GCI owns its manufacturing and office facility in Sanger, Texas. This facility consists of approximately 36,000 square feet of manufacturing and office space on 6.4 acres of land. The Company occupies 13,038 square feet of office and warehouse space in Irving, Texas, under a lease expiring on October 6, 1997, with monthly rent of $6,790, plus the costs of utilities, property taxes, insurance, repair/maintenance expenses and common area utilities. The Company also occupies 1,200 square feet of office and warehouse space in Baltimore, Maryland, under a lease expiring on May 31, 1997, with a monthly rent of $660 plus all utilities and property taxes. The Company sublets a portion of the Baltimore facility to a distributor of perimeter security products.

         The Company believes that the properties, equipment, fixtures and other assets of the Company located within the Company's facilities are adequately insured against loss, that suitable alternative facilities are readily available if the lease agreements described above are not renewed, and that its existing facilities are adequate to meet current requirements.

LEGAL PROCEEDINGS

         GCI, a wholly owned subsidiary of the Company, is a party to a lawsuit filed in the 211th Judicial District Court of Denton County, Texas on September 13, 1996, entitled S. Webb Golston and Golston Company v. Evelyn Shaw, cause no. 96-30642-211. In this suit, a former employee of GCI has alleged sexual harassment, wrongful discharge and intentional infliction of emotional distress against GCI and the former owner of GCI, requesting unspecified actual and punitive damages. The alleged events giving rise to these claims occurred prior to the Company's acquisition of GCI on December 31, 1996. Under the acquisition agreement, the former owner agreed to indemnify GCI against any damages that GCI may incur as a result of these claims. The former owner has elected, pursuant to the terms of the acquisition agreement, to undertake the defense of these claims and has retained counsel to defend both himself and GCI. GCI has retained separate counsel in this matter to oversee prosecution of the defense of the claims. The lawsuit is in the early stages of discovery. To date, no information has become available that causes the Company to believe there is any potential liability which is not fully covered by the indemnification agreement with the former owner.

                                   MANAGEMENT

DIRECTORS, OFFICERS AND KEY EMPLOYEES

         The directors, officers and key employees of the Company are as follows:

         Name                                                          Position
         ----                                                          --------
Gerald K. Beckmann ............................      Director, Chairman of the Board, President and Chief
                                                     Executive Officer
James W. Casey (1) ............................      Director, Vice President, Chief Financial Officer, Secretary
                                                     and Treasurer
Richard P. Shortz .............................      Vice President of IST
Tony C. Lisotta ...............................      Vice President of IST
Holly J. Burlage ..............................      Controller and Assistant Secretary
Robert M. Galecke (1)(2) ......................      Director
Frank R. Marlow (1)(2) ........................      Director

---------------

(1)      Member of the Audit Committee
(2)      Member of the Compensation and Stock Option Committee

         Each director is elected for a period of one year and serves until his successor is duly elected by the stockholders. Officers are elected by and serve at the discretion of the Board of Directors.

         Set forth below are descriptions of the backgrounds of the directors, officers and key employees of the Company.

         GERALD K. BECKMANN, 54, Director, Chairman, President and Chief Executive Officer, has served as a director and Chief Technical Officer of the Company since its inception in 1991 and Chairman of the Board of Directors since February 1993. On May 1, 1995, Mr. Beckmann became President and Chief Executive Officer of the Company. From 1991 to 1994 Mr. Beckmann was President and Chief Operating Officer of Thomas Group Holding Company, a private investment company. In 1985, Mr. Beckmann joined Thomas Group, Inc., a publicly-held management consulting firm, and currently serves as a director. Mr. Beckmann also serves as a director on the board of CTC Holdings, an electronic funds transfer systems supplier. Mr. Beckmann is also an advisor to the board of directors of Financial Data Systems, Inc., a banking software developer. Mr. Beckmann is also a manager in Celerity Partners, L.L.C., the general partner of Celerity Partners I, L.P., an acquisition limited partnership. From 1981 to 1984 Mr. Beckmann served as Chairman and Chief Executive Officer of Threshold Technology, Inc., a publicly-held voice recognition company. From 1989 to 1992, Mr. Beckmann was director of PROTECH, Inc., a publicly-held automatic test equipment supplier and a director of DesignTech, Inc., a digital video system designer. Mr. Beckmann has also served as past President of COMTRAC Corporation and BehaviorTech, Inc., a computer-based training company as well as past Chairman of Integrated Multimedia Solutions, Inc., BehaviorTech's parent company. Mr. Beckmann also held various other management positions in sales, marketing, engineering and general management at Exxon, RCA, IBM and Honeywell. Mr. Beckmann holds a B.S.E.E. from Virginia Polytechnic Institute and University.

         HOLLY J. BURLAGE, 33, Controller and Assistant Secretary, joined the Company in February 1994 and became Controller and Assistant Secretary in May 1995. Prior to joining the Company, Ms. Burlage was Controller of Signature Home Care Group, Inc., a home health care company, from 1993 to 1994, and Controller and Chief Accounting Officer of National Heritage, Inc., a publicly-traded long-term care company, from 1989 to 1993. Ms. Burlage holds a B.B.A. from Baylor University.

         JAMES W. CASEY, 55, Director, Vice President, Secretary and Chief Financial Officer, has served as General Manager of B&B, the Company's manufacturing subsidiary, since April 1994, and became Director, Vice President and Chief Financial Officer of the Company on May 1, 1995. Prior to joining the Company, Mr. Casey was President and Chief Executive Officer of PROTECH, Inc., a publicly-held automatic test equipment manufacturer from 1990 to 1993 and President and Chief Operating Officer of CJC Holdings, Inc., a custom jewelry manufacturer from 1989 to 1990. Mr. Casey holds a B.B.A. from Iona College and an M.S. from the State University of New York. He is a Certified Public Accountant.

         ROBERT M. GALECKE, 55, Director, is Vice President for Finance and Administration for the University of Dallas. Prior to that he was a principal in the corporate consulting firm of Pate, Winters & Stone, Inc. from 1993 to May 1996. He also served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of Southmark Corporation, a financial services insurance and real estate holding company, from 1986 to 1992. From 1989 to 1995, Mr. Galecke served as Chairman of the Board, President and Chief Executive Officer of National Heritage, Inc., one of the nation's largest nursing home management companies with annual revenues exceeding $50 million. Mr. Galecke was also Chairman of the Board, President and Chief Executive Officer of USTrails, Inc., which owns and operates 66 campground and full service resorts with total assets of $160 million and annual revenues exceeding $80 million. Mr. Galecke continues to serve as a director of USTrails Inc. and Thousand Trails Inc. Mr. Galecke received a graduate degree from the School of Banking at the University of Wisconsin, Madison, Wisconsin, and a BS in Economics from the University of Wisconsin Stevens Point.

         TONY C. LISOTTA, 55, Vice President and General Manager of IST, a subsidiary of the Company, joined the Company in October 1993. Mr. Lisotta has over 14 years of sales and management experience with IBM. Mr. Lisotta previously served as Senior Vice President for Fults Associates, Inc., a commercial real estate firm from 1988 to 1992, and Executive Vice President for The Consolidated Companies, a surety bond company from 1992 to 1993. Mr. Lisotta holds a B.B.A. from Lamar University.

         FRANK R. MARLOW, 57, Director, has been a director of the Company since May 1995. Mr. Marlow served as Vice President, Sales and Marketing for the Company from October 1993 to February 1995. Mr. Marlow has been a vice president of Hogan Systems, a publicly-traded company, since March of 1995. Previously, Mr. Marlow was with IBM, Docutel Corporation, UCCEL Corporation and Syntelligence Corporation in executive sales and training positions.

         RICHARD P. SHORTZ, 42, Vice President, Engineering, IST, joined the Company in May 1994 and is responsible for Intelli-Site software development. Prior to IST, Mr. Shortz was a Software Developer for Thomas Group, Inc. from 1988 to 1994. Mr. Shortz holds a B.S.C.S. from the University of Maryland.


SUMMARY COMPENSATION TABLE

         The following table sets forth the total compensation paid or accrued by the Company for services rendered during the fiscal years ended December 31, 1996, 1995, and 1994 to the Company's Chief Executive Officer and the four other most highly compensated executive officers whose total cash compensation for the fiscal year ended December 31, 1996 exceed $100,000 (the "named executive officers").



                                        ANNUAL COMPENSATION                        LONG-TERM COMPENSATION AWARDS
                                  -------------------------------      ------------------------------------------------
                                                                       OTHER ANNUAL     RESTRICTED STOCK     OPTION/
  NAME AND PRINCIPAL POSITION        YEAR     SALARY      BONUS        COMPENSATION          AWARDS           SARS
--------------------------------- -------  -----------  ----------     ------------     ----------------    -----------
Gerald K. Beckmann                  1996   $   281,875        ---             ---               ---                 ---
   Chairman, CEO & President        1995   $   114,583        ---             ---       $    68,750(4)      $    14,473
                                    1994           ---        ---             ---               ---                 ---
James W. Casey                      1996   $    94,163  $   6,812             ---               ---         $    50,000
   Vice President & CFO             1995   $   115,145  $   7,750             ---       $    33,333(4)      $    23,395
                                    1994   $    94,125  $  17,125             ---               ---         $    34,333
Ferdinand A. Hauslein, Jr.(1)       1996   $   228,471        ---             ---               ---                 ---
   former CEO & President           1995   $   233,333        ---       $   32,845(3)            ---        $    20,000
                                    1994   $   154,167  $  56,250             ---       $     4,284(2)      $    16,271
Tony C. Lisotta                     1996   $   120,892        ---             ---               ---                 ---
   Vice President, IST              1995   $   116,000  $   2,850             ---       $     3,550(4)      $    10,150
                                    1994   $   111,500  $  16,900             ---               ---         $     8,627
                                    1996   $   123,166  $   8,400             ---               ---         $    15,120
Richard P. Shortz                   1995   $    96,000  $   3,000             ---       $    18,600(4)      $     2,880
   Vice President, IST              1994   $    64,000        ---             ---               ---         $    12,000

--------------------
(1)      No longer employed by the Company.
(2) Mr. Hauslein holds 2,448 shares of restricted common stock valued at $8,874 at December 31, 1996.
(3)      Outplacement services.
(4) Convertible preferred stock issued for forgiveness of deferred salary amounts.

         No other executive officer's salary and bonus exceed $100,000 during any of the indicated periods.

         No other executive had any form of long-term incentive plan compensation arrangement with the Company during any of the indicated periods.

STOCK OPTION GRANTS

         The following table provides information concerning the grant of stock options during the year ended December 31, 1996 to the named executive officers:



                                NUMBER OF SECURITIES         % OF TOTAL OPTIONS
                                 UNDERLYING OPTIONS         GRANTED TO EMPLOYEES         EXERCISE         EXPIRATION
                                     GRANTED(1)                IN FISCAL YEAR              PRICE             DATE
                             ------------------------      ----------------------      ------------      -------------
Gerald K. Beckmann                        --                         --                      --                --
James W. Casey                        50,000                         27%                  $   .81            11/3/03
Tony C. Lisotta                           --                         --                      --                --
Richard P. Shortz                     15,120                         8%                   $  1.96             8/1/06

--------------------

(1) The options for all listed vest with respect to 25% of the shares issuable thereunder six months after the date of grant and with respect to cumulative increments of 25% of the shares issuable thereunder on each anniversary of the date of grant.

OPTION EXERCISES AND HOLDINGS

         The following table provides information related to the number of shares received upon exercise of options, the aggregate dollar value realized upon exercise, and the number and value of options held by the named executive officers of the Company at December 31, 1996.




                                                 NUMBER OF                              VALUE OF UNEXERCISED
                                          UNEXERCISED OPTIONS/SARS                   IN-THE-MONEY OPTIONS/SARS
                                             AT FISCAL YEAR END                          AT FISCAL YEAR END
                                 ----------------------------------------      -------------------------------------
                                      EXERCISABLE         UNEXERCISABLE          EXERCISABLE           UNEXERCISABLE
                                 -------------------    -----------------      -------------          --------------
Gerald K. Beckmann                     177,237                    --           $  200,296              $    9,046
James W. Casey                          63,281                44,448              135,903                 121,141
Ferdinand A. Hauslein, Jr.             184,212                    --              230,890                      --
Tony C. Lisotta                         46,545                 7,232               69,509                  12,626
Richard P. Shortz                       10,440                19,560           $   19,845              $   34,383


DIRECTOR COMPENSATION

         Directors who have served as directors for at least six months prior to the calculation of an award are eligible to receive grants of options under the Stock Option Plan. Awards are made pursuant to a formula that is based on the Company's net income per share. All directors are reimbursed for their out-of-pocket expenses incurred in connection with their attendance at Board meetings.

         The Company entered into a five-year employment agreement (January 1994 through October 1999) with Mr. Ferdinand A. Hauslein, Jr. that provided him with an annual salary of $200,000. Mr. Hauslein resigned on May 1, 1995. Mr. Hauslein's employment agreement provided that he was eligible for an annual cash bonus of up to 50% of his base salary. Pursuant to the terms of that employment agreement, upon the termination of his employment, the Company was obligated to pay Mr. Hauslein $100,000, 12 months of severance pay at his then-current salary, a $50,000 allowance for outplacement services, a three-month consulting agreement and accelerated vesting of all outstanding options granted to Mr. Hauslein. In addition, the Company changed the beneficiary of the key-man life insurance from the Company to Mr. Hauslein.


                              CERTAIN TRANSACTIONS


         In 1984, Mr. Philip R. Thomas, the Company's principal stockholder, who was then sole owner of B&B, purchased the land, building, and equipment of B&B for a $1,500,000 note payable (bearing interest at 10%) to B&B. In December 1991, the portion of the above transaction related to the land and building was rescinded, which decreased the note balance to $795,000. This note became an asset of the Company upon its acquisition of B&B in 1992. The note was being paid over a five-year period beginning in 1992. The gain on the sale had been deferred and offset against the note receivable, which had been classified in stockholders' equity. The net note receivable balance at December 31, 1994 was $144,062. As a result of these transactions, B&B leased from Mr. Thomas substantially all of the manufacturing equipment used at B&B's facility in Norwood, Louisiana at the current rate of $6,725 per month during 1993 and 1994. On March 31, 1995, this transaction was closed with Mr. Thomas contributing Common Stock and equipment and canceling the related equipment lease with the Company in exchange for forgiveness of the note payable to the Company and related interest. This resulted in an increase to stockholders' equity of $87,000.

         During the period from January 1990 to December 1992, the Company incurred aggregate indebtedness of $786,373 to Thomas Group Holding Company ("TGHC"), Mr. Lynn R. Causey, and Mr. Ferdinand A. Hauslein, Jr. (both former executive officers of the Company), all in separate transactions. From the total amount of this debt, $636,531 was exchanged for 141,451 shares of Common Stock on April 20, 1993, $40,000 was repaid out of the proceeds of the Company's initial public offering on April 20, 1993, and the maturity date of the remaining $109,842 in loans to the Company was extended until January 1, 1995. This amount has been paid in full.

         Effective as of February 16, 1994, the Company entered into a five-year agreement for $120,000 annually with TGHC for TGHC to provide services including but not limited to the services of Mr. Gerald K. Beckmann to serve as Chairman of the Board and as a Director of the Company. Pursuant to such agreement, the Company was obligated to nominate Mr. Beckmann as a director during the term of the agreement. This agreement was terminated May 1, 1995, the date Mr. Beckmann became the Chief Executive Officer and President.

         On January 1, 1995, Mr. Thomas and Mr. Beckmann loaned the Company $69,088 and $90,000, respectively. On December 29, 1995 Mr. Thomas and Mr. Beckmann converted their loans along with additional amounts owed them for interest and miscellaneous expenses into 14,539 shares of Series B $20 Convertible Preferred Stock. During 1995, Mr. Thomas loaned the Company $40,000 which was secured by certain receivables. On December 29, 1995, Mr. Thomas converted this loan into 2,000 Series B $20 Convertible Preferred Stock. Also on December 29, 1995, Mr. Beckmann, Mr. James W. Casey (a director and executive officer of the Company), Mr. Tony C. Lisotta (Vice President of IST), Mr. Richard P. Shortz (Vice President of IST), Ms. Holly J. Burlage (Controller of the Company), and Mr. Frank R. Marlow (a director of the Company), converted unpaid compensation totaling $138,451 into 6,922 Series B $20 Convertible Preferred Stock.

         During 1995 and 1996, Mr. Beckmann loaned the Company approximately $400,000. As of December 31, 1996, no loans were outstanding. On March 11, 1996, Mr. Beckmann loaned the Company $100,000 as part of a $250,000 bridge loan. These bridge loans were converted in June 1996 into $20 Series C Preferred Stock convertible to 30 shares of Common Stock and Warrants to purchase 15 shares of Common Stock at $1.00 per share. These warrants expire five years from date of issue. During the second and third quarters of 1996, Mr. Beckmann loaned the Company $90,000 and Mr. Casey loaned the Company $75,000. Both of these loans have been repaid. In 1996, Mr. Beckmann guaranteed loans to the Company in the aggregate amount of $1,050,000.

         The Company believes that the terms of the foregoing transactions were on terms no less favorable to the Company than could be obtained from unaffiliated third parties.


THE IPO AND SUBSEQUENT SECURITIES ISSUANCES



         The Company completed its initial public offering (the "IPO") in April 1993. In connection with the IPO, the Company issued to the public units (the "Units") with each Unit consisting of one share of Common Stock and one IPO Warrant. At the time of the IPO, each IPO Warrant was exercisable for one share of Common Stock. In connection with the IPO, the Company issued the Underwriter's Warrant to Thomas James Associates, Inc. (which firm was subsequently acquired by H.J. Meyers, Inc.), the lead underwriter of the IPO. The Underwriter's Warrant was initially exercisable for an aggregate of 145,000 Units, at an exercise price of $6.30 per Unit.



         The IPO Warrants and the Underwriter's Warrant provide that the exercise price and number of shares of Common Stock purchasable upon exercise are subject to adjustment upon the occurrence of certain events, including the sale by the Company of shares of Common Stock (or securities exercisable for, or convertible into, shares of Common Stock) at a price below the then-applicable exercise price of the IPO Warrants or the Underwriter's Warrant. As a result of the Company's issuance of warrants, options, and convertible preferred stock after the IPO, the exercise prices for the IPO Warrants and the Underwriter's Warrant were adjusted, effective January 15, 1997. After giving effect to the adjustments, the IPO Warrants may now be exercised for 2.1 shares of Common Stock (for a total of 3,045,000 shares of Common Stock) at an exercise price of $3.17 per share, and the Underwriter's Warrant may now be exercised for a total of 304,500 Units (relating to 609,000 shares of Common Stock) at an exercise price of $3.00 per Unit. Prior to such adjustment, the exercise price of the IPO Warrants was $6.75.



         During the period from 1994 through 1996, the Company (i) granted non-qualified compensatory options to purchase Common Stock to its current and former employees, (ii) issued Common Stock in connection with acquisitions, and
(iii) issued convertible preferred stock, Common Stock, and warrants to purchase Common Stock in connection with financing transactions, the settlement of litigation, and to pay for consulting services. All such securities were issued in private placements exempt from registration under applicable securities laws. Such securities (totaling an aggregate of 5,052,678 shares of Common Stock, upon full exercise or conversion) are being offered for sale pursuant to this Prospectus by the Selling Stockholders.



                           DESCRIPTION OF SECURITIES


         The authorized capital stock of the Company consists of 18,000,000 shares of Common Stock, $.01 par value per share, 6,908,842 of which are outstanding, and 750,000 shares of Convertible Preferred Stock, $.01 par value per share, issuable in series. As of the date hereof, there are 46,668 shares of Series A $20 Convertible Preferred Stock outstanding, and 12,500 shares of Series C $20 Convertible Preferred Stock Outstanding. The following statements are brief summaries of certain provisions relating to the Company's capital stock.

COMMON STOCK

         Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. There is no cumulative voting with respect to the election of Directors, with the result that the holders of more than 50% of the shares voted in the election of Directors can elect all of the Directors. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors of the Company out of funds legally available therefor. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company after payment of all debts and liabilities and liquidation preferences of outstanding shares of Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights.

PREFERRED STOCK

         General. The Company's Board of Directors may, without further action by the Company's stockholders, from time to time issue preferred stock in series and may, at the time of issuance, determine the rights, preferences and limitations of each series. Satisfaction of any dividend preferences of outstanding Preferred Stock would reduce the amount of funds available for the payment of dividends on Common Stock. Also, holders of Preferred Stock would normally be entitled to receive a preference payment in the event of any liquidation, dissolution, or winding-up of the Company before any payment is made to the holders of Common Stock. In addition, under certain circumstances, the issuance of Preferred Stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, or the removal of incumbent management.

         Series A $20 Convertible Preferred Stock. The Company currently has outstanding 46,668 shares of its Series A $20 Convertible Preferred Stock (the "Series A Preferred"). Holders of the Series A Preferred are not entitled to receive any dividends, and have no voting rights, unless otherwise required pursuant to Delaware law. Each share of the Series A Preferred may, at the option of the Company, be converted into 20 shares of Common Stock at any time after (i) the closing bid price of the Common Stock is at least $2.00 for at least 20 trading days during any 30 trading day period, and (ii) the shares of Common Stock to be received on conversion have been registered or otherwise qualified for sale under applicable securities laws. In addition, the holders of the Series A Preferred have the right to convert each share into 20 shares of Common Stock at any time. The number of shares of Common Stock into which the Series A Preferred is convertible will be proportionately adjusted in the event of a stock dividend, stock split, or reverse stock split. Upon any liquidation, dissolution, or winding up of the Company, the holders of the Series A Preferred are entitled to receive $20 per share before the holders of Common Stock are entitled to receive any distribution and the Series A Preferred ranks pari passu with the Series C Preferred Stock.

         Series C $20 Convertible Preferred Stock. The Company has issued 12,500 shares of its Series C $20 Convertible Preferred Stock (the "Series C Preferred"). Holders of the Series C Preferred have no voting rights, unless otherwise required by Delaware law. Each share of the Series C Preferred may, at the option of the Company or the holder, be converted into 30 shares of Common Stock. The Company has no right to redeem the Series C Preferred. The Series C Preferred is also subject to the conversion adjustments, and is entitled to receive a liquidation preference, identical to the Series A Preferred.

WARRANTS AND OPTIONS

         The IPO Warrants. In connection with the Company's initial public offering ("IPO"), the Company issued warrants which currently permit the holders to purchase 3,045,000 shares of Common Stock (the "IPO Warrants"). Each IPO Warrant entitles the holder to purchase 2.1 shares of Common Stock at $3.17 per share. The IPO Warrants may be exercised at any time prior to April 20, 1998. The Warrants are subject to redemption at $.25 per Warrant on 30 days' written notice with the prior written consent of the underwriter for the IPO. The exercise price and the number of shares of Common Stock purchasable upon the exercise of the IPO Warrants are subject to adjustment upon the occurrence of certain events, including stock dividends, stock splits, combinations or reclassifications of the Common Stock, or sale by the Company of shares of its Common Stock at a price below the then-applicable exercise price of the IPO Warrants.

         Underwriter's Warrant. In connection with the IPO, the Company issued to H.J. Meyers, Inc. (successor to Thomas James Associates Inc.) the Underwriter's Warrant to purchase 304,500 Units, each Unit consisting of one share of Common Stock and one Warrant. The Underwriter's Warrant is exercisable until April 20, 1998, at an exercise price of $3.00 per Unit. The Underwriter's Warrant contains anti-dilution provisions providing for appropriate adjustment upon certain events, including any combination, recapitalization, reclassification, stock dividend, stock split or sale by the Company or shares of its Common Stock at a price below the then applicable exercise price of the Underwriter's Warrant.

         Other Warrants. The Company has issued additional warrants to purchase 2,658,000 shares of Common Stock in connection with certain other financings and to certain other persons who provided services to the Company. The exercise prices of these warrants range from $.01 to $2.40.

         Stock Options. The Company has issued options to employees and consultants to purchase an aggregate of 874,000 shares of Common Stock under the Company's 1993 Stock Option Plan and outside of such Plan.

DELAWARE LAW; CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

         Certain provisions of Delaware law and the Company's Certificate of Incorporation and Bylaws could make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. The Company's Certificate of Incorporation contains a provision prohibiting stockholder action by less than unanimous written consent, which would otherwise be permitted by Delaware law. The Company's Bylaws contain a provision which requires that a stockholder may nominate a person for election as a director only if written notice of such stockholder's intent to make such nomination has been given to the Secretary of the Company not later than 60 days prior to an annual meeting and not later than ten days after the date on which notice of a special meeting was first sent to stockholders. The notice must set forth, among other things, a description of all arrangements or understandings between the nominating stockholder and the nominee and such other information regarding the nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors of the Company. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with the Company. The Company believes that the benefits of increased protection of the Company's potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the Company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could results in an improvement of their terms.

         The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

LIMITATIONS ON LIABILITY OF OFFICERS AND DIRECTORS

         The Company's Certificate of Incorporation and Bylaws provide broadly for indemnification of the officers and directors of the Company. In addition, the Certificate of Incorporation provides that, to the fullest extent permitted by Delaware law, no director shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty by such director in his or her capacity as a director.


                              PLAN OF DISTRIBUTION

         In connection with exercises of the IPO Warrants and the Underwriter's Warrant, the Company will issue shares of Common Stock directly to the registered holders of such warrants. The Company does not intend to compensate any underwriter or dealer in connection with such exercise and issuance. Upon such issuances, such shares of Common Stock will be available for resale without restriction under the Securities Act, except that shares owned by "affiliates" of the Company, as that term is defined in Rule 144 under the

Securities Act, may generally only be sold in compliance with the applicable provisions of Rule 144 or pursuant to an effective registration statement under the Securities Act.


         The Common Stock may be sold directly by each Selling Stockholder or indirectly through agents, dealers or underwriters from time to time in one or more transactions on the Nasdaq Small Cap Market, the Boston Stock Exchange or such exchanges on which the Common Stock is then listed, or in privately negotiated transactions at prices related to such market prices, at negotiated prices or at fixed prices. The Selling Stockholders will bear all discounts and commissions paid to broker-dealers in connection with the sale of their Common Stock. Other offering expenses will be borne by the Company. The Company will receive proceeds from the exercise price of warrants which may be exercised by certain Selling Stockholders. The Company will not receive any proceeds from the sales of Common Stock by the Selling Stockholders.



         Because of the current market price of the Common Stock, the Company believes it is not presently likely that a substantial number of the IPO Warrants or the Underwriter's Warrant will be exercised in the near future. However, this could change at any time if the price of the Common Stock rises to a level that is near the respective exercise prices of the IPO Warrants or the Underwriter's Warrant. In such case, the Company will be obligated by applicable securities laws to have an effective registration statement filed with the Securities and Exchange Commission relating to the Common Stock to be issued upon the exercise of the IPO Warrants and the Underwriter's Warrant, and to deliver to all exercising warrantholders a current prospectus relating to the Company.


                                 LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Haynes and Boone, L.L.P., Dallas, Texas.


                                    EXPERTS

         The Company's financial statements as of December 31, 1996 and 1995 and for each of the two years in the period ended December 31, 1996 included in this Prospectus, and GCI's financial statements as of June 30, 1996 and 1995 and for each of the two years in the period ended June 30, 1996 included in this Prospectus, have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                             ADDITIONAL INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), Nasdaq and the Boston Stock Exchange. The Registration Statement, the exhibits and schedules forming a part thereof, and the reports, proxy statements, and other information filed with the Commission in accordance with the Exchange Act can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at 7 World Trade Center, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material also may be obtained at prescribed rates from the Public Reference Section of the Commission, 450 fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. Such material may also be accessed electronically by means of the Commission's World Wide Web site on the Internet at http://www.sec.gov. The address for Nasdaq is 1735 K Street NW., Washington, D.C. 20006-1500, and the address for the Boston Stock Exchange is One Boston Place, Boston, Massachusetts 02108.



         The Company has filed with the Commission a Registration Statement on Form SB-2 (herein, together with all amendments and exhibits, referred to as the Registration Statement) under the Securities Act of 1933 with respect to the securities offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, each such statement being qualified in all respects by such reference. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

               INTEGRATED SECURITY SYSTEMS, INC. AND SUBSIDIARIES
                            INDEX TO FINANCIAL PAGES


                                                                                                               Page
                                                                                                               ----

Integrated Security Systems, Inc. Report of Independent Accountants.............................................F-2

Integrated Security Systems, Inc.
Consolidated Balance Sheets as of December 31, 1996 and 1995....................................................F-3

Integrated Security Systems, Inc.
Consolidated Statements of Operations for the years ended
December 31, 1996 and 1995......................................................................................F-4

Integrated Security Systems, Inc.
Consolidated Statements of Stockholders' Equity for the years ended
December 31, 1996 and 1995......................................................................................F-5

Integrated Security Systems, Inc.
Consolidated Statements of Cash Flows for the years ended
December 31, 1996 and 1995......................................................................................F-6

Integrated Security Systems, Inc. Notes to
Consolidated Financial Statements........................................................................F-7 - F-20

Golston Company, Inc. Report of Independent Accountants........................................................F-21

Golston Company, Inc. Balance Sheets as of
June 30, 1996 and 1995.........................................................................................F-22

Golston Company, Inc. Statements of Operations for the years ended
June 30, 1996 and 1995.........................................................................................F-23

Golston Company, Inc. Statements of Stockholders' Equity for the years ended
June 30, 1996 and 1995.........................................................................................F-24

Golston Company, Inc. Statements of Cash Flows for the years ended
June 30, 1996 and 1995.........................................................................................F-25

Golston Company, Inc. Notes to Financial Statements.....................................................F-26 - F-31

Golston Company, Inc.
Consolidated Statements of Operations for the six months ended
December 31, 1996..............................................................................................F-32

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and
the Stockholders of Integrated Security Systems, Inc.:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Integrated Security Systems, Inc., and its subsidiaries (the "Company") at December 31, 1996 and 1995 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PRICE WATERHOUSE LLP

Dallas, Texas
February 18, 1997

                       INTEGRATED SECURITY SYSTEMS, INC.
                          CONSOLIDATED BALANCE SHEETS


                                                                                           December 31,
                                                                                ---------------------------------
                                                                                      1996              1995
                                                                                ---------------    --------------
                                   ASSETS

Current assets
    Cash                                                                        $     1,097,891    $      209,655
    Accounts receivable, net of allowance for doubtful accounts
       of $65,687 and $54,558, respectively                                           2,629,909         1,761,701
    Inventories                                                                       1,086,985           854,888
    Restricted cash                                                                       8,232           157,851
    Other current assets                                                                193,960            15,831
    Net assets of discontinued operations                                                25,760            76,807
                                                                                ---------------    --------------
       Total current assets                                                           5,042,737         3,076,733

Property and equipment, net                                                           5,502,284         1,068,123
Intangible assets, net                                                                1,598,632           136,116
Capitalized software development costs, net                                             591,505           787,816
Deferred income taxes                                                                   205,384           205,384
Other assets                                                                             31,325            33,333
                                                                                ---------------    --------------
       Total assets                                                             $    12,971,867    $    5,307,505
                                                                                ===============    ==============

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                                            $       881,221    $    1,308,650
    Accrued liabilities                                                                 691,208         1,041,567
    Deferred revenue                                                                    209,296           152,948
    Notes payable                                                                         8,080           950,947
    Notes payable to related parties                                                      7,110            29,437
    Current portion of long-term debt                                                   213,975            96,451
    Net liabilities of discontinued operations                                           49,252           332,866
                                                                                ---------------    --------------
       Total current liabilities                                                      2,060,142         3,912,866
                                                                                ---------------    --------------

Long-term debt                                                                        6,784,582           213,899

Stockholders' equity:
    Convertible preferred stock, $0.01 par value, 750,000 shares authorized,
       59,168 and 34,166, respectively, shares issued
       and outstanding                                                                      591               342
    Common stock, $0.01 par value, 18,000,000 shares authorized,
       6,958,842 and 3,730,738, respectively, shares issued and
       6,908,842 and 3,680,738, respectively, shares outstanding                         69,588            37,307
    Additional paid-in-capital                                                       10,382,215         7,191,575
    Accumulated deficit                                                             (6,206,501)       (5,929,734)
    Treasury stock, 50,000 shares                                                     (118,750)         (118,750)
                                                                                ---------------    --------------
       Total stockholders' equity                                                     4,127,143         1,180,740
                                                                                ---------------    --------------
          Total liabilities and stockholders' equity                            $    12,971,867    $    5,307,505
                                                                                ===============    ==============




        The accompanying notes are an integral part of the consolidated financial statements.

                       INTEGRATED SECURITY SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                       For the Year Ended
                                                                          December 31,
                                                                   ---------------------------
                                                                      1996            1995
                                                                   -----------    ------------
Sales                                                              $ 9,054,145    $  7,622,219
Cost of sales                                                        5,184,321       4,200,723
                                                                   -----------    ------------
Gross margin                                                         3,869,824       3,421,496
                                                                   -----------    ------------

Operating expenses:
    Selling, general and administrative                              3,776,798       4,634,963
    Research and product development                                   152,239          46,199
                                                                   -----------    ------------
                                                                     3,929,037       4,681,162
                                                                   -----------    ------------

Loss from operations                                                   (59,213)     (1,259,666)

Other income (expense):
    Interest income                                                      7,748          14,957
    Interest expense                                                  (260,471)       (343,012)
    Other                                                                  389             209
                                                                   -----------    ------------

Loss from continuing operations before income taxes                   (311,547)     (1,587,512)

Benefit (provision) for income taxes                                    11,991         (62,102)
                                                                   -----------    ------------
Loss from continuing operations                                       (299,556)     (1,649,614)

Discontinued operations:
    Loss from discontinued operations                                       --        (720,043)
    Gain (loss) on disposal of discontinued operations                  22,789        (494,562)
                                                                   -----------    ------------

Income (loss) from discontinued operations                              22,789      (1,214,605)
                                                                   -----------    ------------

Net loss                                                           $  (276,767)   $ (2,864,219)
                                                                   ===========    ============


Weighted average common and common equivalent shares                 5,122,878       4,014,108
outstanding

Net loss per share:
    Continuing operations                                          $     (0.05)   $       (.41)
    Discontinued operations                                                  --           (.30)
    Total                                                          $     (0.05)   $       (.71)
                                                                   ===========    ============





        The accompanying notes are an integral part of the consolidated financial statements.

                       INTEGRATED SECURITY SYSTEMS, INC.
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


                                                                            Additional                    Stockholder
                                    Preferred             Common             Paid In      Accumulated     Receivable,   Treasury
                                Shares    Amount     Shares      Amount      Capital        Deficit          Net         Stock
                               -------- ---------- ----------- -----------  ----------- --------------- -------------  ---------
Balance at December 31, 1994         --    $    --   3,519,290  $    35,192 $ 6,047,883   $  (3,065,515)  $  (144,062) $      --
Preferred stock issuance         34,166        342                              683,011
Shares issued to officer                                 2,448          25        4,259
Warrant issuance                                                                102,557
Warrant exercise                                       138,000       1,380      112,808
Common stock issuance                                   71,000         710      179,165
Stockholder settlement                                                           61,892                       144,062   (118,750)
Net loss                                                                                     (2,864,219)
Balance at December 31, 1995     34,166 $      342   3,730,738  $   37,307 $  7,191,575   $  (5,929,734)  $        --  $(118,750)
Preferred stock issuance         60,168        601                            1,050,169
Preferred stock conversion      (35,166)      (352)  1,039,919      10,399      (10,047)
Warrant issuance                                                                 82,471
Warrant exercise                                       599,230       5,992      513,497
Common stock issuance                                1,588,955      15,890    1,554,550
Net loss                                                                                       (276,767)
                               -------- ---------- -----------  ---------- ------------   -------------  ------------  ---------
Balance at December 31, 1996     59,168 $      591   6,958,842  $   69,588 $ 10,382,215   $  (6,206,501) $         --  $(118,750)
                               ======== ========== ===========  ========== ============   =============  ============  =========




        The accompanying notes are an integral part of the consolidated financial statements.

                       INTEGRATED SECURITY SYSTEMS, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                     For the Year Ended
                                                                                        December 31,
                                                                              ---------------------------------
                                                                                   1996              1995
                                                                              -------------     ---------------
Cash flows from operating activities:
    Net loss                                                                  $     (276,767)    $   (2,864,219)
    Adjustments to reconcile net loss to net cash (used) provided by operating activities:
       Depreciation                                                                  189,042            175,428
       Amortization                                                                  358,295            345,533
       Bad debt expense                                                               18,976             17,096
       Provision for warranty reserve                                                188,344            137,700
       Provision for inventory reserve                                                 4,601             17,909
       Non-cash (income) expenses                                                   (173,281)            24,521
       Net change in assets and liabilities from discontinued operations            (184,100)         1,018,324
       Changes in operating assets and liabilities, net of effects from acquisition of Golston Company:
          Accounts receivable                                                       (543,992)           459,212
          Inventories                                                                 81,006           (112,328)
          Restricted cash                                                            149,619           (157,851)
          Other assets                                                              (109,045)           227,939
          Accounts payable                                                          (344,141)           806,872
          Accrued liabilities                                                       (605,766)           471,762
          Deferred revenue                                                            56,348            152,948
                                                                              --------------    ---------------
              Net cash (used) provided by operating activities                    (1,190,861)           720,846
                                                                              --------------    ---------------

Cash flows from investing activities:
    Purchase of property and equipment                                               (96,983)           (52,416)
    Sale of property and equipment                                                     5,000                --
    Intangible assets                                                                (71,951)               --
    Capitalized software costs                                                           --            (245,799)
    Acquisition of Golston Company                                                (4,851,406)                --
              Net cash used by investing activities                               (5,015,340)          (298,215)
                                                                              --------------    ---------------

Cash flows from financing activities:
    Issuance of preferred stock, net                                                 687,406                 --
    Issuance of common stock, net                                                  1,863,487            143,738
    Net borrowings (payments) on line of credit                                           --           (847,317)
    Payments on notes payable and long-term debt                                  (1,459,051)          (151,373)
    Proceeds from notes payable and long-term debt                                 6,012,545            278,417
    Other                                                                             (9,950)            (1,946)
              Net cash provided (used) by financing activities                     7,094,437           (578,481)
                                                                              --------------    ---------------

Increase (decrease) in cash                                                          888,236           (155,850)
Cash at beginning of year                                                            209,655            365,505
Cash at end of year                                                           $    1,097,891    $       209,655
                                                                              ==============    ===============



        The accompanying notes are an integral part of the consolidated financial statements.

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

1.       ORGANIZATION AND DESCRIPTION OF BUSINESS

         Integrated Security Systems, Inc. ("ISSI" or the "Company") was formed in December 1991 to leverage highway traffic control and security core businesses into turnkey security solutions for "middle market" commercial and industrial businesses. The middle market is defined as commercial, industrial and institutional companies or government agencies which budget $50,000 to $600,000 annually to meet their security needs. The two types of security targeted by ISSI are asset protection and personal safety.

         In order to provide turnkey security solutions to the middle market, several key operating components and technologies have been vertically integrated into the Company. To date, ISSI created internally, or acquired, a gate and barrier engineering and manufacturing facility, B&B Electromatic, Inc. ("B&B"), a developer and retail seller of PC-based control systems which integrate discrete security devices, Innovative Security Technologies, Inc. ("IST"), an installation and service company, Tri-Coastal Systems, Inc. ("TCSI"), and a manufacturer of specialty products for the financial and health care industries, Golston Company, Inc. ("GCI"). ISSI also has a subsidiary that was a distributor of commercial and industrial perimeter security products, Automatic Access Controls, Inc. ("AAC"). The operations of this subsidiary were discontinued during 1995.

2.       SIGNIFICANT ACCOUNTING POLICIES

         CONSOLIDATION

         The consolidated financial statements include the Company and its wholly-owned subsidiaries, B&B, IST, TCSI, GCI and AAC. All significant intercompany transactions and balances have been eliminated.

         CASH

         Cash is comprised of highly liquid instruments with maturities of three months or less. At December 31, 1996 and 1995, restricted cash of $8,232 and $157,851, respectively, was recorded related to a factoring arrangement (see Note 6).

         INVENTORIES

         Inventories are primarily carried at the lower of cost or market using the first-in, first-out method.

         PROPERTY AND EQUIPMENT AND DEPRECIATION

         Property and equipment are recorded at cost. Depreciation is computed over the estimated useful lives of the assets using the straight-line and accelerated methods. Estimated useful lives range from 3 to 31 years. Depreciation expense includes amortization of assets recorded as capital leases.

         INTANGIBLE ASSETS AND AMORTIZATION

         Goodwill resulted from the acquisitions and is amortized using the straight-line method over a period of ten years.

         Amortization expense for goodwill for the years ended December 31, 1996 and 1995, respectively, was $26,797 and $1,144.

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

         It is the Company's policy to periodically review the net realizable value of its intangible assets, including goodwill, through an assessment of the estimated future cash flows related to such assets. Each business unit to which these intangible assets relate is reviewed to determine whether future cash flows over the remaining estimated useful life of the assets provide for recovery of the carrying value of the assets. If assets are being carried at amounts in excess of estimated gross future cash flows, then the assets are adjusted for impairment to a level commensurate with a discounted cash flow analysis of the underlying assets.

         INCOME TAXES

         The Company accounts for income taxes using the liability method in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). Under the liability method, deferred taxes are provided for tax effects of differences in the basis of assets and liabilities arising from differing treatments for financial reporting and income tax purposes using currently enacted tax rates.

         REVENUE RECOGNITION AND ACCOUNTS RECEIVABLE

         The Company recognizes revenue from sales at the time of shipment. The Company's accounts receivable are generated from a large number of customers in the traffic and security products market. No single customer accounted for 10% or more of revenues in the years ended December 31, 1996 or 1995.

         SOFTWARE DEVELOPMENT COSTS

         The Company accounts for software development costs pursuant to Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed" ("FAS 86"). As of December 31, 1995, $636,906 in software development costs qualified for capitalization pursuant to FAS 86. The Company began amortizing its capitalized software costs in 1996 using the straight-line method over a period of five years. $127,381 in amortization expense was recorded in 1996.

         During 1993, the Company entered into a license and distribution agreement for certain proprietary technology. In connection with this agreement (see Note 9), the Company paid $250,000 to an affiliate controlled by the Company's former parent for the right to use the technology, which is being amortized over a period of five years from the acquisition date. For the years ended December 31, 1996 and 1995, $68,930 and $57,426, respectively, was recorded as amortization expense. Accumulated amortization at December 31, 1996 and 1995 was $168,020 and $99,090, respectively.

         The Company expenses all other research and product development costs as they are incurred.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying values of the Company's accounts receivable, notes receivable, accounts payable, note payable and other debt instruments approximate the fair values of such financial instruments.

         NET LOSS PER SHARE

         Net loss per common share for each year is computed using the weighted average number of common and common equivalent shares outstanding during the respective years.

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

         ESTIMATES

         The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual amounts could differ from these estimates.

         STATEMENT OF CASH FLOWS

         Supplemental cash flow information for the year ended December 31:


                                           1996           1995
                                           ----           ----
Cash paid for interest expense           $  153,428     $  295,469
Cash paid for income taxes               $   51,866     $   63,615


         During 1995, accounts payable to unrelated parties of $139,141 and notes and accrued liabilities to related parties of $469,212 were converted by the Company's creditors into convertible preferred stock. During 1996, notes to unrelated parties of $304,051 and related parties of $100,000 were converted by the Company's creditors into convertible preferred stock and common stock.

         RECLASSIFICATION

         Certain reclassifications of prior year amounts have been made to conform to the fiscal 1996 presentation.

3.       I.S.T. PARTNERS, LTD.

         Effective September 1, 1996, the Company entered into an agreement with I.S.T. Partners, Ltd., an unaffiliated limited partnership, whereby the partnership will fund the sales, engineering and order fulfillment expenses of IST. In exchange, the partnership receives, as compensation from IST, 85% of the revenue generated from Intelli-Site sales until a specified investor return has been achieved. The Company retains full ownership of Intelli-Site during the agreement period and retains responsibility for managing IST's business activities, including customer relationships. As of December 31, 1996, $250,000 had been received by the Company and recorded as income in the quarter ended September 30, 1996 for the initial sale of the sales leads and prospects.

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

4.       ACQUISITIONS

         On December 31, 1996, the Company acquired GCI with approximate revenues of $3.9 million, a vertically integrated manufacturer of specialty products for the financial and health care industries. This acquisition has been accounted for as a purchase. ISSI purchased 100% of GCI stock for approximately $4.8 million of combined cash and seller notes and assumed approximately $650,000 in debt. The real estate and facilities occupied by GCI were also acquired for an additional $1.5 million in cash. To fund the transactions, $4.6 million of convertible debentures were placed. The debentures have a maturity of seven years, and, until converted, carry an annual interest rate of nine percent. No principal payments are due on the debentures during the first three years. The debentures may be exchanged for ISSI Common Stock at a conversion price of $1.05 per share. To complete the funding, an additional $660,000 of ISSI Common Stock was privately placed on December 31, 1996 at $1.10 per share. The excess of the purchase price over the fair value of the assets acquired of $1,319,628 has been recorded as goodwill. If the acquisition of GCI had been effective as of January 1, 1996, pro forma net sales would have amounted to approximately $13.3 million and pro forma net income from continuing operations would have been approximately $252,000.

         In September 1995, the Company acquired substantially all of the assets and liabilities of TCSI, an unrelated company, in exchange for the Company's common stock valued at $156,375. The excess of the purchase price over the fair value of the assets acquired of $296,945 was recorded as goodwill. If the acquisition of TCSI had been effective as of January 1, 1995, pro forma net sales would have amounted to approximately $8.6 million and pro forma net loss from continuing operations would have been approximately $1.6 million.

5.       COMPOSITION OF CERTAIN BALANCE SHEET ACCOUNTS

         The composition of certain balance sheet accounts is as follows at December 31:


                                                      1996                 1995
                                                 --------------       -------------
          Inventories:
               Raw materials                     $      714,106       $     586,237
               Work-in-process                          267,015             223,052
               Finished goods                           105,864              45,599
                                                 --------------       -------------
                                                 $    1,086,985       $     854,888
                                                 ==============       =============
          Property and Equipment:
               Land                              $      905,264       $       5,264
               Building                               1,177,168             577,168
               Rental Units                           2,311,033                  --
               Leasehold improvements                    48,769              48,769
               Office furniture and                     855,002             575,257
               Manufacturing equipment                2,952,930             533,167
               Vehicles                                  48,503              68,304
               Construction                             153,425             153,425
                                                 --------------       -------------
                                                      8,452,094           1,961,354
          Less:  accumulated depreciation             2,949,810)           (893,231)
                                                 --------------       -------------
                                                 $    5,502,284       $   1,068,123
                                                 ==============       =============

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

6.       NOTES PAYABLE AND LONG-TERM DEBT

         On April 11, 1995, the Company entered into a Business Manager factoring facility with a bank to factor accounts receivable with recourse. This factoring facility expires April 15, 1997, has an adjustable factoring fee which ranged from 3.13% to 3% during 1996, and a maximum borrowing amount of $1,400,000. As of December 31, 1996 and 1995, $36,413 and $1,103,275 was
utilized, $8,232 and $157,851 of restricted cash was held, and $36,413 and $1,103,275 of factored accounts receivable were subject to recourse.

         NOTES PAYABLE

         Notes payable consists of the following at December 31:


                                                                             1996            1995
                                                                          ----------      ----------
         Bridge loans payable to unrelated individual investors;
         interest at 16%; due April 30, 1996, net of debt
         discount of $0 and $46,766, respectively                                 --      $  736,285

         Note payable due in monthly principal installments of
         various amounts until paid in full by June 1996, net
         of debt discount of $0 and $6,000, respectively; no
         interest; personally guaranteed by an officer                            --          57,646

         Note payable, interest at 3.3%, due on April 1, 1996                     --           7,016

         Note payable to a bank due on June 24, 1996; interest
         at 11%; secured by second mortgage on real estate                        --         150,000

         Note payable to unrelated individual investor; no
         interest; due in one lump sum payment in January                 $    8,080              --
         1997
                                                                          ----------      ----------
                                                                          $    8,080      $  950,947
                                                                          ==========      ==========

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

         LONG-TERM DEBT

         Long-term debt consists of the following at December 31:

                                                                                    1996              1995
                                                                                 -----------       ----------
         Term note payable to a bank; due in monthly principal
         and interest installments of $3,720 through August 2002;
         interest at the lender's prime plus .5% (10.75% at
         December 31, 1995 and 10.25% at December 31, 1994);
         guaranteed by principal stockholder                                              --       $  234,365

         Note payable to a bank due in monthly principal and interest installments of $4,060 through March 1997 when the balance is due; interest at 9.75% secured by equipment and accounts
         receivable                                                                       --           53,265

         Note payable due in monthly principal and interest installments of $576 through May 1997 when the balance is due; interest at
         8.75%; secured by equipment                                                      --            9,188

         Note payable due in monthly principal and interest installments of
         $366 through August 1997 when the balance
         is due; interest at 11%; secured by equipment                                    --            6,243

         Note payable due in monthly principal and interest installments of
         $477 through May 1997 when the balance is
         due; interest at 11%; secured by equipment                                       --            7,289

         Term note payable to a bank; due in monthly principal and interest installments of $793 through May 2001; interest at
         10.2503%; secured by equipment                                                33,692              --

         Term note payable to a bank; due in monthly principal and interest installments of $12,000 through April 1998 and one balloon payment in
         May 1998; interest at the lender's prime less 1% (10% at December 31,
         1996); secured by first mortgage on real estate, equipment and certain personal
         assets of an officer; personally guaranteed by an officer                    864,865              --

         Term note payable to an unrelated third party due in monthly principal and interest installments of $24,134 through
         January 2004; interest at 9%; secured by equipment                         1,500,000              --

         Convertible note payable to an unrelated fund; interest at 9% due in monthly installments of $34,500 through December 2003; no principal installments due until December 1999; secured by equity, assets and future contracts; guaranteed
         by all subsidiaries of ISSI                                                4,600,000              --
                                                                                  -----------      ----------
                                                                                    6,998,557         310,350
         Less current portion                                                       (213,975)         (96,451)
                                                                                  -----------      ----------
         Long-term portion                                                        $ 6,784,582      $  713,899
                                                                                  ===========      ==========

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

         NOTES PAYABLE TO RELATED PARTIES

         Notes payable consists of the following at December 31:


                                                                                       1996        1995
                                                                                     --------    --------
                 Notes payable to executive officers and members of Board
                 of Directors; non-interest bearing; due on demand                   $     --    $  4,000

                 Note payable to an employee; due in monthly principal and              7,110      25,437
                 interest installments of $2,412 through March 1997; interest at 10.53%
                                                                                     --------    --------
                                                                                     $  7,110    $ 29,437
                 Less:  current portion                                                (7,110)    (29,437)
                                                                                     --------    --------
                 Long-term portion                                                   $     --    $     --
                                                                                     ========    ========

         Payments required under all notes payable and long-term debt outstanding at December 31, 1996 are as follows:


              1997                      $   229,124
              1998                          986,433
              1999                          245,154
              2000                          769,943
              2001                          784,806
              Thereafter                  3,998,286
                                        $ 7,013,746
                                        ===========

7.       INCOME TAXES

         The income tax provision (benefit) is comprised of the following:


                                                            1996        1995
                                                         --------    ---------
                  Current:
                       Federal                           $     --    $     --
                       State                              (11,991)     62,102
                                                         $(11,991)   $ 62,102
                                                         --------    --------
                  Deferred:
                       Federal                           $     --    $     --
                       State                                   --          --
                                                         --------    --------
                  Tax expense (benefit)                  $(11,991)   $ 62,102
                                                         ========    ========

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

         A reconciliation of the income tax provision and the amount computed by applying the federal statutory benefit rate to loss before income taxes is as follows:


                                                                                 1996              1995
                                                                             ------------      ------------
         Federal statutory benefit rate                                               (34%)             (34%)
         State income tax (benefit) provision, net of federal tax benefit              (4%)               4%
         Installment sale gain                                                         --                 2%
         Net operating loss not benefited                                              24%               31%
         Non-deductible amortization                                                    9%                1%
         Other                                                                          1%               --
                                                                             ------------      -------------
                                                                                       (4%)               4%
                                                                             ============      ============

         Deferred tax assets are subject to a valuation allowance if their realization is less likely than not. Deferred tax assets (liabilities) are comprised of the following at December 31, 1996 and 1995:


                                                                                1996                1995
                                                                             ------------      -------------
         Amortization                                                        $   (213,196)      $    (39,915)
         Depreciation                                                                (964)                --
         Gross deferred tax liability                                            (214,160)           (39,915)
                                                                             ------------      -------------

         Litigation reserve                                                         6,047             57,120
         Depreciation                                                                  --              3,343
         Warranty reserve                                                          31,609             24,733
         Bad debt reserve                                                          43,855             49,970
         Net operating loss carryforward                                        2,205,531          1,895,091
         Gross deferred tax asset                                               2,287,042          2,030,257
                                                                             ------------      -------------

         Net deferred tax asset                                                 2,073,846          1,990,342
         Valuation allowance                                                   (1,868,462)        (1,784,958)
                                                                             ------------      -------------
         Net deferred tax asset                                              $    205,384      $     205,384
                                                                             ============      =============

         Should a cumulative change in ownership of more than 50% occur within a three year period, there could be an annual limitation on the use of the net operating loss carryforward. The Company has unused net operating loss carryforwards of $6.5 million and $5.6 million at December 31, 1996 and 1995, respectively, that begin to expire in the year 2007. The Company increased the valuation allowance because it does not expect to realize the benefit of net operating losses, except to the extent of the $205,384 deferred tax asset, in the foreseeable future.

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
--------------------------------------------------------------------------------

8.       COMMITMENTS AND CONTINGENCIES

         The Company leases facilities and equipment under leases accounted for as operating leases. The Company currently does not have any capital leases. Future minimum payments for years subsequent to December 31, 1996 under capital and non-cancelable operating leases are as follows:


                                                             Operating Leases
                                                           ---------------------

         1997                                              $             115,340
         1998                                                              5,256
         1999                                                              5,256
         2000                                                       --
         2001                                                       --
                                                           ---------------------
         Total minimum payments                            $             125,852
                                                           =====================

         Rent expense for operating leases was $103,253 and $85,836 for the years ended December 31, 1996 and 1995, respectively.

         CONTINGENCIES

         The Company is subject to certain legal actions and claims arising in the ordinary course of business. Management recognizes the uncertainties of litigation; however, based upon the nature of and management's understanding of the facts and circumstances which give rise to such actions and claims, management believes that such litigation and claims will be resolved without material effect on the Company's financial position or results of operations.

9.       RELATED PARTY TRANSACTIONS

         SOFTWARE LICENSE

         During 1993, the Company entered into a license and distribution agreement for certain proprietary technology to be utilized as the basis for the Intelli-Site products. This license was purchased for $250,000 from COMTRAC, a company controlled at that time by ISSI's largest stockholder. This license is being amortized over five years from the acquisition date.

10.      DISCONTINUED OPERATIONS

         During the second quarter of 1995, the Company adopted a plan to discontinue the operations of the wholesale distribution subsidiary, Automatic Access Controls, Inc. ("AAC"). The operations of this subsidiary were discontinued during July 1995. Provisions totaling $560,000 were recorded for estimated losses during the phase-out period, and for writedown of assets to net realizable value. During the fourth quarter of 1995, this provision was decreased by $65,000 due to better receipts than anticipated on certain assets. Current assets and current liabilities related to this action totaled $25,760 and $76,807, respectively, at December 31, 1996 and $76,807 and $49,252, respectively, at December 31, 1995. These assets and liabilities consist of accounts receivable and a note payable.

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

         Where appropriate, the financial statements reflect the operating results and balance sheet items of the discontinued operations separately from continuing operations. Prior years have been restated.
Operating results for the discontinued operations were:


                                                        For the Period Ended
                                                            December 31,
                                             ------------------------------------------
                                                    1996                     1995
                                             -------------------      -------------------
                                                          ($ in thousands)
         Operating Revenue                           --               $             1,389
         Loss from Operations                        --               $             (720)
         Loss Per Share                              --               $             (.30)

11.      BENEFIT PLANS

         The Company has established a 401(k) savings and profit sharing plan. Participants include all employees who have completed six months of service and are at least 21 years of age. Employees can contribute up to 15% of compensation. Vesting on the Company's contribution occurs over a five-year period. The Company made no contributions in 1996 and 1995.

12.      STOCK OPTIONS AND WARRANTS

         Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" was implemented in January 1996. As permitted by the Standard, ISSI retained its prior method of accounting for stock compensation. As required by the Standard, the following information represents pro forma net income (loss) and earnings (loss) per share as if the Company had accounted for its employee stock options under the fair value method prescribed by the Standard.

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 1996 and 1995, respectively; no dividend yield, expected volatility of approximately 80% and 55%, risk-free interest rates of approximately 6.5% and 7%, and expected lives of ten years.

         For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The pro forma information for the Company follows in thousands (except per share amounts):


                                                         1996                               1995
                                             --------------------------------      ------------------------------
                                              As reported         Pro forma         As reported        Pro forma
                                             --------------     -------------      --------------     ------------
         Net Income (Loss)                   $        (276)     $       (307)      $      (2,864)     $    (2,874)
         Income (Loss) per Common Share      $        (.05)     $       (.05)      $        (.71)     $      (.71)

         The effects of applying SFAS No. 123 in this pro forma disclosure are not indicative of future amounts as SFAS No. 123 does not apply to awards prior to 1995 and additional awards are anticipated in future years.

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

         STOCK OPTIONS

         In February 1993, the Company established a stock option plan whereby options to purchase up to 250,000 shares of common stock may be granted (the "1993 Stock Option Plan"). In December 1994, the shareholders of the Company increased the number of shares of common stock which may be granted under this plan to 500,000. The plan is administered by the Company's Board of Directors which has the authority to establish the terms of each option grant. Under the plan, incentive stock options must be granted with an exercise price not less than the fair market value on the date of grant.

         A summary of stock option transactions is as follows (share amounts in thousands):


                                                              1996                                    1995
                                               ----------------------------------       ---------------------------------------
                                                                        Weighted                                   Weighted
                                                                        Average                                    Average
                                                                        Exercise                                   Exercise
                                                    Shares               Price                Shares                Price
                                               ----------------     ----------------      ---------------      ----------------
         Outstanding at beginning of year                   738     $           2.21                  687      $           2.20
             Granted                                        188                 1.22                  115                  2.07
             Forfeited                                      (52)                1.95                  (64)                 1.90
                                               ----------------                           ---------------
         Outstanding at end of year                         874     $           2.01                  738      $           2.21
                                               ================                           ===============

         Exercisable at end of year                         663     $           2.18                  556      $           2.26

         Weighted-average fair value of
           options granted during the year                          $           1.06                           $           1.40

    The following table summarizes information about the fixed-price stock options outstanding at December 31, 1996 (share amounts in thousands):


                                                       Options Outstanding                          Options Exercisable
                                            -------------------------------------------    -----------------------------------
           Range of           Shares          Weighted-Average           Weighted-             Shares            Weighted-
           Exercise        Outstanding            Remaining               Average           Exercisable           Average
            Prices         at 12/31/96        Contractual Life         Exercise Price       at 12/31/96       Exercise Price
        --------------    --------------    ---------------------    ------------------    --------------    -----------------
        $   0.687-1.50               159          8.7 years          $             1.02                50    $            1.09
        $   1.563-2.50               705          7.5 years                        2.22               609                 2.26
        $   2.719-3.53                10          9.1 years                        2.77                 4                 2.72
                          --------------                                                   --------------
                                     874                                           2.01               663                 2.18
                          ==============                                                   ==============

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

         WARRANTS

         On April 20, 1993, in connection with the Company's initial public offering, the Company issued 1,450,000 Redeemable Common Stock Purchase Warrants. Each warrant entitles the holder to purchase one share of common stock at a price of $5.40 per share during the first 30 months, and $6.75 per share during the second 30 months. The warrants are subject to redemption by the Company at $0.25 per warrant upon 30 days prior written notice with the consent of the underwriters, Thomas James Associates, Inc. ("Underwriters"). As of December 31, 1996, all warrants issued remain outstanding. The warrants expire on April 20, 1998. Management believes that the exercise price of the warrants at the date of grant approximated market value. On June 17, 1996, the Company repriced these warrants to $4.15 due to obligations under the original warrant agreement. The holder is also now entitled to purchase 1.6 shares of common stock. Again, on January 15, 1997, these warrants were repriced to $3.17 under the same obligation and the holder is now entitled to purchase 2.1 shares of common stock.

         Also, in connection with the initial public offering, the Company issued a warrant to the Underwriters for the purchase of up to 145,000 units at a price of $6.30 per unit. A unit consists of a share of common stock and a warrant to purchase an additional share of common stock. This warrant is exercisable over a period of four years commencing April 20, 1994. Management believes that the exercise price of the warrant at the date of grant approximated market value. On June 17, 1996, the Company repriced these warrants to $3.51 due to obligations under the original warrant agreement. The holder is also now entitled to purchase 1.6 units. Again, on January 15, 1997, these warrants were repriced to $3.17 under the same obligation. The holder is now entitled to purchase 2.1 units.

         In connection with bridge financing obtained in 1993, the Company issued warrants to purchase 246,000 shares of common stock at an exercise price of $1.00 per share and warrants to purchase 18,000 shares of common stock at an exercise price of $2.40. As of December 31, 1996, 51,000 warrants issued remain outstanding. The warrants expire in 1998. No value has been assigned to warrants as management believed such value to be insignificant at the time of issuance.

         The Company issued warrants to purchase 211,800 shares of common stock at exercise prices of $1.06, in connection with the bridge financing obtained in 1994. As of December 31, 1996, 154,800 warrants remain outstanding and have expiration dates in 1999. Value was assigned to these warrants totaling $90,000 at December 31, 1994. Such value was amortized over the one year term of the bridge loans. During 1995 and 1996, the Company issued an additional 50,376 and 37,301 warrants, respectively, in exchange for an additional extension of the bridge loans' due date to April 30, 1996. Value was assigned to these warrants totaling $87,677. Such value was amortized over the five-month extension term of the bridge loans.

         During 1995, in connection with a payable to a former director, the Company issued warrants to purchase 10,000 shares of common stock at an exercise price of $.75 per share. Value assigned to these warants of $7,500 was amortized over the 5-month term of the note. In connection with the convertible preferred stock sale completed in December 1995, the Company issued 136,677 warrants in 1996. These warrants are exercisable at $.67 per share and expire in 2000. The value of the warrants was recorded as part of the convertible preferred stock offering.

         During 1996, the Company issued warrants to purchase 13,201 shares of common stock at an exercise price of $1.18. Value assigned to these warrants totaling $13,210 was recorded during 1996.

         During 1996, the Company issued 832,844 warrants in connection with the convertible Series A and Series C preferred stock sales. These warrants are exercisable at $1.00 per share and expire in 2001. The value of the warrants was recorded as part of the convertible preferred stock offering.

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

         During 1996, the Company issued 500,000 warrants in connection with the sale of common stock to unrelated investors. The value of the warrants was recorded as part of the equity sale. As of December 31, 1996, 116,000 of these warrants remain outstanding.

         The Company issued warrants to purchase 70,000 shares of common stock to investors in I.S.T. Partners, Ltd. These warrants are exercisable at $2.40 per share and expire in 2001. Value was assigned to these warrants totaling $40,000 and was expensed in 1996.

         A summary of warrant transactions is as follows (share amounts in thousands):


                                                              1996                                    1995
                                               -------------------------------------      -------------------------------------
                                                                        Weighted                                   Weighted
                                                                        Average                                    Average
                                                                        Exercise                                   Exercise
                                                    Shares               Price                Shares                Price
                                               ----------------     ----------------      ---------------      ----------------

         Outstanding at beginning of year                 2,218     $           3.38                2,296      $           3.32
             Granted                                      1,590                 1.05                   60                   .13
             Exercised                                     (599)                 .87                 (138)                 1.01
             Repriced                                     1,044                 4.04                   --                   --
                                               ----------------                           ---------------
         Outstanding at end of year                       4,253     $           3.03                2,218      $           3.38
                                               ================                           ===============

         Exercisable at end of year                       4,199     $           3.03                2,218      $           3.38

         Weighted-average fair value of
           options granted during the year                          $           1.57                           $            .76

    The following table summarizes information about the warrants outstanding at December 31, 1996 (share amounts in thousands):


                                                      Warrants Outstanding                      Warrants Exercisable
                                            -------------------------------------------     --------------------------------
           Range of           Shares          Weighted-Average           Weighted-             Shares            Weighted-
           Exercise        Outstanding            Remaining               Average           Exercisable           Average
            Prices         at 12/31/96        Contractual Life         Exercise Price       at 12/31/96       Exercise Price
        --------------    --------------    ---------------------    ------------------     ------------      --------------

        $     .01-1.00          1,129             3.7 years            $      .94                  1,129         $     .94
        $    1.06-2.00            268             3.4 years                  1.42                    268              1.42
        $    2.40-4.15          2,856             2.4 years                  4.00                  2,802              4.03
                           ----------                                                           --------
                                4,253                                        3.03                  4,199              3.03
                           ==========                                                           ========

INTEGRATED SECURITY SYSTEMS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

13.      CONVERTIBLE PREFERRED STOCK

         The Company's outstanding convertible preferred stock consists of 750,000 authorized shares of $.01 par value convertible preferred stock.

         Series A $20 Convertible Preferred Stock. The Company currently has outstanding 46,668 shares of its Series A $20 Convertible Preferred Stock (the "Series A Preferred"). Holders of the Series A Preferred are not entitled to receive any dividends, and have no voting rights, unless otherwise required pursuant to Delaware law. Each share of the Series A Preferred may, at the option of the Company, be converted into 20 shares of Common Stock at any time after (i) the closing bid price of the Common Stock is at least $2.00 for at least 20 trading days during any 30 trading day period, and (ii) the shares of Common Stock to be received on conversion have been registered or otherwise qualified for sale under applicable securities laws. In addition, the holders of the Series A Preferred have the right to convert each share into 20 shares of Common Stock at any time. The number of shares of Common Stock into which the Series A Preferred is convertible will be proportionately adjusted in the event of a stock dividend, stock split, or reverse stock split. Upon any liquidation, dissolution, or winding up of the Company, the holders of the Series A Preferred are entitled to receive $20 per share before the holders of Common Stock are entitled to receive any distribution and the Series A Preferred ranks pari passu with Series B and Series C Preferred except with respect to the security interest granted to Series B Preferred (see Series B description below).

         Series B $20 Convertible Preferred Stock. The Company has issued 34,168 shares of its Series B $20 Convertible Preferred Stock (the "Series B Preferred"). Holders of the 34,166 Series B Preferred are entitled to receive dividends equal to $2.00 per share per annum, payable in equal semi-annual payments. Holders of the Series B Preferred have no voting rights, unless otherwise required by Delaware law. Each share of the Series B Preferred may, at the option of the Company or the holder, be converted into 29.85 shares of Common Stock, together with accrued but unpaid dividends. The Company has the right to redeem the Series B Preferred at any time at $22 per share, together with accrued but unpaid dividends. The number of shares of Common Stock into which the Series B Preferred is convertible will be proportionately adjusted in the event of a stock dividend, stock split, or reverse stock split. Upon any liquidation, dissolution, or winding up of the Company, the holders of the Series B Preferred are entitled to receive $20 per share together with accrued but unpaid dividends before the holders of any shares of Common Stock and on a pari passu basis with Series A and C Preferreds. A security interest in 6.8% of the Common Stock of B&B Electromatic, Inc. has been granted to secure payment of any liquidation proceeds or dividends to which the Series B becomes entitled. All Series B was converted to Common Stock in June 1996.

         Series C $20 Convertible Preferred Stock. The Company has issued 12,500 shares of its Series C $20 Convertible Preferred Stock (the "Series C Preferred"). Holders of the Series C Preferred have no voting rights, unless otherwise required by Delaware law. Each share of the Series C Preferred may, at the option of the Company or the holder, be converted into 30 shares of Common Stock. The Company has no right to redeem the Series C Preferred. The Series C Preferred is also subject to the conversion adjustments, and is entitled to receive a liquidation preference, identical to the Series A Preferred.

                       REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and
Shareholders of Golston Company, Inc.

In our opinion, the accompanying balance sheets and the related statements of operations and stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Golston Company, Inc. at June 30, 1996 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PRICE WATERHOUSE LLP

Dallas, Texas
September 30, 1996

                             GOLSTON COMPANY, INC.
                                 BALANCE SHEETS


                                                                                          June 30,
                                                                                  --------------------------
                                                                                     1996          1995
                                                                                  -----------   -----------
                                   ASSETS
Current assets:
    Cash and cash equivalents                                                      $  124,901   $  255,302
    Accounts receivable                                                               481,045      357,070
    Interest receivable from related party                                             42,329           --
                                Inventories                                           409,839      508,724
    Other current assets                                                               61,216       36,306
                                                                                   ----------   ----------
                                                        Total current assets        1,119,330    1,157,402

Property and equipment, net                                                         2,048,720    1,836,652
Intangible assets, net                                                                  3,833        4,500
Note receivable from related party                                                    671,824           --
                                Other assets                                              150        1,560
                                                                Total assets       $3,843,857   $3,000,114
                                                                                   ==========   ==========

                    LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Accounts payable                                                               $   45,090   $    8,908
    Accrued liabilities                                                               169,576      208,630
    Deferred revenue                                                                  135,515      144,267
    Current portion of long-term debt                                                 170,624      120,084
                                                   Total current liabilities          520,805      481,889
                                                                                   ----------   ----------

Long term liabilities:
    Deferred tax liability                                                            148,504      112,923
    Long-term debt                                                                    594,857      464,965
                                                 Total long term liabilities          743,361      577,888
                                                                                   ----------   ----------

Stockholders' equity:
    Common stock, $1.00 par value, 100,000 shares authorized,
      1,000 shares issued and outstanding                                               1,000        1,000
    Retained earnings                                                               2,578,691    1,939,337
                                                                                   ----------   ----------
                                                  Total stockholders' equity        2,579,691    1,940,337
                                  Total liabilities and stockholders' equity       $3,843,857   $3,000,114
                                                                                   ==========   ==========


               The accompanying notes are an integral part of the
                             financial statements.

                             GOLSTON COMPANY, INC.
                            STATEMENTS OF OPERATIONS


                                                          For the Year Ended
                                                             June 30,
                                                     --------------------------
                                                         1996           1995
                                                     -----------    -----------

Sales and revenues:
    Product sales                                    $ 2,203,029    $ 2,074,110
    Service revenues                                   1,688,313      1,492,776
                                                     -----------    -----------
                                                       3,891,342      3,566,886
                                                     -----------    -----------

Cost of sales and revenues:
    Product sales                                        879,572        793,752
    Service revenues                                     666,618        559,161
                                                                    -----------
                                                       1,546,190      1,352,913
                                                     -----------    -----------

Gross margin                                           2,345,152      2,213,973
                                                     -----------    -----------

Operating expenses:
    Selling, general and administrative                1,290,244      1,254,421
                                                       1,290,244      1,254,421
                                                     -----------    -----------

Income from operations                                 1,054,908        959,552

Other income (expense):
    Interest income from related party                    42,329             --
                             Interest income               1,997          1,506
    Interest expense                                     (86,922)       (79,635)
    Other                                                (23,765)       (46,559)
                                                     -----------    -----------

Income before income taxes                               988,547        834,864

Provision for income taxes                              (349,193)      (298,120)

Net income                                           $   639,354    $   536,744
                                                     ===========    ===========


               The accompanying notes are an integral part of the
                             financial statements.

                            GOLSTON COMPANY, INC.
                      STATEMENTS OF STOCKHOLDERS' EQUITY


                                               COMMON STOCK                  RETAINED
                                         SHARES       AMOUNT       EARNINGS         TOTAL
                                       -----------------------------------------------------
Balances at June 30, 1994                1,000       $  1,000    $  1,402,593    $ 1,403,593
Net income                                                            536,744        536,744
                                       -----------------------------------------------------
Balances at June 30, 1995                1,000       $  1,000    $  1,939,337    $ 1,940,337
Net income                                                            639,354        639,354
                                       -----------------------------------------------------
Balances at June 30, 1996                1,000       $  1,000    $  2,578,691    $ 2,579,691
                                       =====================================================


              The accompanying notes are an integral part of the
                             financial statements.

                             GOLSTON COMPANY, INC.
                            STATEMENTS OF CASH FLOWS

                                                                                    For the Year Ended
                                                                                         June 30,
                                                                                 --------------------------
                                                                                     1996          1995
                                                                                 -----------    -----------
Cash flows from operating activities:
    Net income                                                                   $   639,354    $   536,744
    Adjustments to reconcile net income to net cash provided
      by operating activities:
                                                              Depreciation           214,047        175,130
                                                              Amortization               667            667
                                                     Deferred income taxes            35,581          7,445
                              Changes in operating assets and liabilities:
                                                       Accounts receivable          (123,975)       (32,638)
                                                               Inventories            98,885        (45,470)
                                                              Other assets           (23,500)        (3,855)
                                                          Accounts payable            36,182        (54,687)
                                                       Accrued liabilities           (39,054)       (86,651)
                                                          Deferred revenue            (8,752)        37,430
                                 Net cash provided by operating activities           829,435        534,115
                                                                                 -----------    -----------

Cash flows from investing activities:
    Purchase of property and equipment                                              (426,115)      (206,941)
    Loan to related party                                                           (671,824)            --
                  Interest receivable from related party                             (42,329)            --
                                                                                 -----------    -----------
                  Net cash used by investing activities                           (1,140,268)      (206,941)
                                                                                 -----------    -----------

Cash flows from financing activities:
    Payments on notes payable and long-term debt                                    (169,608)            --
              Proceeds from notes payable and long-term debt                         350,040       (201,423)
                          Net cash provided (used) by financing activities           180,432       (201,423)
                                                                                 -----------    -----------

Increase (decrease) in cash and cash equivalents                                    (130,401)       125,751
Cash and cash equivalents at beginning of year                                       255,302        129,551
Cash and cash equivalents at end of year                                         $   124,901    $   255,302
                                                                                 ===========    ===========


               The accompanying notes are an integral part of the
                             financial statements.

GOLSTON COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

1.       ORGANIZATION AND DESCRIPTION OF BUSINESS

         Golston Company, Inc. ("Golston" or the "Company") was founded in 1976 and incorporated as a Texas corporation in 1979. Its primary business has been to design, manufacture, and supply pneumatic tube carriers to the financial industry for use in the retail drive-up banking centers for commercial banks, savings and loans, and credit unions. More recently, the Company has expanded its pneumatic tube carrier business to the medical services industry, supplying a proprietary line of carriers to hospitals and other medical facilities. The Company distributes its products through sales to original equipment manufacturers of pneumatic carrier systems, to dealers and distributors, and, through telemarketing, directly to end-users.

         The Company's sales are primarily to the banking and hospital industries. Sales are dependent on customer orders and requests.

2.       SIGNIFICANT ACCOUNTING POLICIES

         CASH AND CASH EQUIVALENTS

         Cash and cash equivalents is comprised of highly liquid instruments with maturities of three months or less.

         REVENUE RECOGNITION AND ACCOUNTS RECEIVABLE

         The Company recognizes revenue from sales at the time of shipment. The Company's accounts receivable are generated from a large number of customers in the financial and medical services industries. Based on management's analysis of accounts receivable, including consideration of the Company's historical collection experience, no allowance for doubtful accounts is necessary at June 30, 1996 or 1995. During 1996 and 1995, respectively, a single customer accounted for greater than 10% of the Company's revenues ($600,000 and $650,000).

         The Company records deferred revenue related to a service to provide the use of temporary facilities in the event of a disaster by the retail banking industry. Revenues related to these services is recognized ratably over the term of the agreement.

         INVENTORIES

         Inventories consist of the costs of raw materials, work-in-process and finished goods and are carried at the lower of cost using the first-in, first-out method or market. Labor and overhead costs are allocated to work-in-process and finished goods inventories based on total labor and overhead costs divided by the number of units produced.

         OTHER ASSETS

         Other assets consist of certain prepaid expenses and the cash value of a life insurance policy for an officer of the Company. The cash value of the policy was $35,822 and $32,618 at June 30, 1996 and 1995, respectively.

         PROPERTY AND EQUIPMENT AND DEPRECIATION

         Property and equipment are recorded at cost. Depreciation is computed over the estimated useful lives of the assets using the straight-line method. Estimated useful lives range from 3 to 20 years.

GOLSTON COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

         INTANGIBLE ASSETS AND AMORTIZATION

         Goodwill resulting from the acquisition of MPA Systems ("MPA") in 1987 is amortized using the straight-line method over a period of fifteen years. Goodwill amortization for the years ended June 30, 1996 and 1995, was $667 and $667, respectively. Accumulated amortization at June 30, 1996 and 1995 was $6,167 and $5,500, respectively.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying values of the Company's accounts receivable, notes receivable, accounts payable, and long-term debt approximate the fair values of such financial instruments.

         ESTIMATES

         The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual amounts could differ from these estimates.

         STATEMENT OF CASH FLOWS

         Supplemental cash flow information for the year ended June 30:

                                                    1996             1995
                                                    ----             ----
         Cash paid for interest expense           $   86,922      $  70,728

         Cash paid for income taxes               $  391,013      $ 311,904

GOLSTON COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

3.       COMPOSITION OF CERTAIN BALANCE SHEET ACCOUNTS

         The composition of certain balance sheet accounts is as follows at June 30:


                                                   1996           1995
                                                -----------    -----------
Inventories:
    Raw materials                               $    40,046    $    94,686
    Work-in-process                                 250,491        253,156
    Finished goods                                  119,302        160,882
                                                $   409,839    $   508,724
                                                ===========    ===========

Property and Equipment:
    Building and leasehold                      $   509,273    $   509,273
    Automotive                                        5,477         14,060
    Machinery and equipment                       1,198,166      1,166,459
    Office equipment                                112,060        109,676
    MPA Equipment and fixtures                       62,686         48,823
    MPA Units                                     1,320,275        917,067
    MPA Unit in construction                             --         16,590
    Molds in progress                                 3,769          3,642
                                                -----------    -----------
                                                  3,211,706      2,785,590
Less:  accumulated depreciation                  (1,162,986)      (948,938)
                                                $ 2,048,720    $ 1,836,652
                                                ===========    ===========

Accrued liabilities:
    Federal income taxes payable                $    91,218    $   154,407
    Accrued compensation                             42,342         12,185
    Customer damage deposits                         23,060         24,145
    Other                                            12,956         17,893
                                                $   169,576    $   208,630
                                                ===========    ===========

GOLSTON COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

4.       LONG-TERM DEBT

         Long-term debt consists of the following at June 30:


                                                                                          1996         1995
                                                                                       ----------   ---------
         Term note payable to a bank; due in monthly principal and interest installments of $7,397 through February 2000; interest at 10.24% at
         June 30, 1996 and 1995; secured by equipment;
         guaranteed by principal stockholder                                           $ 207,364    $ 269,429

         Term note payable to a bank; due in monthly principal and interest installments of $1,945 through April 1999; interest at 11.31% at June
         30, 1996 and 1995; secured by equipment;
         guaranteed by principal stockholder                                              58,301       74,066

         Term note payable to a bank; due in monthly principal and interest installments of $1,673 through October 2002; interest at the lender's prime rate plus 1% (10.25% at June 30, 1996); secured by buildings;
         guaranteed by principal stockholder
                                                                                          93,259           --

         Term note payable to a bank; due in monthly principal and interest installments of $1,673 through October 2002; interest at the lender's prime rate plus 1% (10.25% at June 30, 1996); secured by buildings;
         guaranteed by principal stockholder
                                                                                          93,259           --

         Term note payable to a bank; due in monthly principal and interest installments of $1,669 through November 2002; interest at the lender's prime rate plus 1% (10.25% at June 30, 1996); secured by buildings and accounts receivables; guaranteed by
         principal stockholder                                                            92,843           --

         Term note payable to a bank; due in monthly principal and interest installments of $7,448 through July 1998; interest at the lender's prime rate plus .5% (10.5% at June 30, 1996 and 9.87 % at June 30,
         1995); secured by buildings; guaranteed by
         principal stockholder                                                           171,204      241,554

         Term note payable to a bank; due in monthly principal and interest installments of $825 through April 2003; interest at the lender's prime rate plus 1% (10.25% at June 30, 1996); secured
         by buildings; guaranteed by principal stockholder                                49,251           --
                                                                                       ---------    ---------

                                                                                         765,481      589,049
         Less current portion                                                           (170,624)    (120,084)
                                                                                       ---------    ---------
         Long-term portion                                                             $ 594,857    $ 464,965
                                                                                       =========    =========

GOLSTON COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

         Payments required under all long-term debt outstanding at June 30, 1996 are as follows:

                          Fiscal years ended June 30:


                1997                                  $          170,624
                1998                                             209,206
                1999                                             141,279
                2000                                             101,213
                2001                                              57,478
             Thereafter                                           85,681
                                                      ------------------
                                                      $          765,481
                                                      ==================


5.       INCOME TAXES

         The income tax provision is comprised of the following:


                                                        1996       1995
                                                      --------   --------
         Current:
             Federal                                  $295,218   $290,675
             State                                      18,394         --
                                                      $313,612   $290,675
                                                      --------   --------
         Deferred:
             Federal                                  $ 35,581   $  7,445
             State                                          --         --
                                                      --------   --------
                                                        35,581      7,445
         Tax expense                                  $349,193   $298,120
                                                      ========   ========


         A reconciliation of the income tax provision and the amount computed by applying the federal statutory tax rate to income before income taxes is as follows:


                                                                          1996          1995
                                                                        ---------    ---------

         Tax expense at federal statutory rate                          $ 345,991    $ 292,202
         State income tax provision, net of federal tax benefit            12,140           --
         Permanent differences                                              4,037        1,380
         Other                                                            (12,975)       4,538
                                                                        $ 349,193    $ 298,120
                                                                        =========    =========

GOLSTON COMPANY, INC.
NOTES TO FINANCIAL STATEMENTS
-------------------------------------------------------------------------------

         Deferred tax assets are subject to a valuation allowance if their realization is less likely than not. Deferred tax assets (liabilities) are comprised of the following at June 30, 1996 and 1995:


                                                          1996         1995
                                                        ---------    ---------
         Gross deferred tax liability - Depreciation    $(226,472)   $(173,166)
                                                        ---------    ---------

         Inventory                                         21,693       11,193
         Deferred income                                   46,075       49,050
         Bonus Accrual                                     10,200           --
         Gross deferred tax asset                          77,968       60,243
         Valuation allowance                                   --           --
                                                        ---------    ---------
         Net deferred tax liability                     $(148,504)   $(112,923)
                                                        =========    =========


6.       CONTINGENCIES

         An officer of the Company has alleged that the Company has breached an oral agreement to sell the Company to the officer and has asserted a claim for emotional distress. The Company is disputing these claims. Management believes that the maximum loss contingency is immaterial.


7.       RELATED PARTY TRANSACTIONS

         During the fiscal year ended June 30, 1996, a note receivable in the amount of $671,824 resulted from a transaction between the Company and Golston Family Partners Ltd. for the purpose of Golston Family Partners Ltd. purchasing the MPA Modular, L.L.C. manufacturing business. The Company's shareholder and President owns an interest in Golston Family Partners Ltd. and MPA Modular, L.L.C. Accrued interest receivable of $42,329 is recorded at June 30, 1996. The note bears interest at 10.25% and is scheduled for repayment, including accrued interest, upon the sale of Golston. The note is unsecured.


8.       PENDING SALE OF COMPANY

         The Company's Board of Directors has approved the sale of the Company to Integrated Security Systems, Inc. ("ISSI") effective October 24, 1996. ISSI is purchasing all of the stock of the Company and the real estate and property currently leased by the Company from Golston Family Partners Ltd.. These financial statements do not reflect any adjustments arising from this pending acquisition.

                             GOLSTON COMPANY, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1996
                                ($ IN THOUSANDS)
                                  (UNAUDITED)




Sales                                             $   2,084
Cost of sales                                           902
Gross margin                                          1,181

Operating expenses:
Selling, general and administrative                     726
Income from operations                                  455

Other income (expense)                                   (2)
                                                  ---------
Income before income taxes                              453

Income tax provision                                   (150)
Net income                                        $     303
                                                  =========


Note: These financial statements have been prepared on a consistent basis with the June 30, 1996 and June 30, 1995 financial statements.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 24.          Indemnification of Directors and Officers

         Section 145 of the General Corporation Law of the State of Delaware authorizes indemnification of certain officers, directors, employees and agents of the Company; allows the advancement of costs of defending against litigation; and permits companies incorporated in Delaware to purchase insurance on behalf of directors, officers, employees and agents against liabilities whether or not in the circumstances such companies would have the power to indemnify against such liabilities under the provisions of the statute.

         The Company's Amended and Restated Certificate of Incorporation and its By-Laws provide for indemnification of its officers and directors to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware.

         The Company's Amended and Restated Certificate of Incorporation eliminates, to the fullest extent permitted by Delaware law, liability of a director to the Company or its stockholders for monetary damages for a breach of such director's fiduciary duty of care except for liability where a director
(a) breaches his or her duty of loyalty to the Company or its stockholders, (b) fails to act in good faith or engages in intentional misconduct or knowing violation of law, (c) authorizes payment of an illegal dividend or a stock repurchase or (d) obtains an improper personal benefit. While liability for monetary damages has been eliminated, equitable remedies such as injunctive relief or rescission remain available. In addition, a director is not relieved of his or her responsibilities under any other law, including the federal securities laws.


Item 25.          Other Expenses of Issuance and Distribution

         The following table sets forth the estimated expenses to be borne by the Company in connection with the registration, issuance and distribution of the securities being registered hereby. None of the estimated expenses will be borne by the Selling Stockholders.


SEC Registration Fees ................................................   $ 8,028
Nasdaq Exchange Listing Fee ..........................................    14,200
The Boston Stock Exchange Listing Fee ................................     2,000
Legal Fees and Expenses ..............................................    30,000
Accounting Fees and Expenses .........................................    20,000
Blue Sky Fees and Expenses ...........................................     2,000
Printing and Engraving Expenses ......................................       100
                                                                         -------
         Total .......................................................   $76,328
                                                                         =======

Item 26.          Recent Sales of Unregistered Securities

         The following table specifies securities sold by the Registrant within the past three years and not registered under the Securities Act of 1933. All such sales were carried out in reliance on the exemption from registration contained in Section 4(2) of the Securities Act of 1933. In relying on such exemption, the Registrant relied upon written representations of the persons acquiring the Registrant's shares that they were acquiring the shares for investment purposes only and not for resale, and that they had received adequate opportunity to obtain information, and had reviewed such information, regarding the Registrant. Certificates representing the shares issued to these persons contained a legend restricting transfer thereof absent registration under the Securities Act or the availability of an exemption therefrom.



                                                                                            CONSIDERATION     UNDERWRITING DISCOUNT
  DATE SOLD          TITLE AND AMOUNT OF SECURITIES                 PURCHASER                  RECEIVED        OR COMMISSIONS PAID
--------------  --------------------------------------   ----------------------------    -------------------  ---------------------
October 1993    Warrants to purchase 80,000              The Equity Group, Inc.           Investor relation
                shares of Common Stock                                                    services

September-
November 1994   Promissory Notes and warrants to         Accredited bridge financial      An aggregate of
                purchase 211,800 shares of Common        investors                        $1,059,000
                Stock

October 1995-
March 1996      Warrants to purchase 105,677             A group of 9 investors           Extension of loan
                shares of Common Stock                                                    terms

December 1995   45,000 shares of Common Stock           Managerial Resources, Inc.        Financial advisory
                and warrants to purchase 28,000         and Steffany Lea Martin           services
                shares of Common Stock

January 1996    34,168 Series B Convertible             A group of 11 accredited          Conversion of an
                Preferred Stock and warrants to         investors primarily consisting    aggregate of $683,000
                purchase 136,669 shares of Common       of officers and directors         owed by the Company
                Stock

January 1996    Warrants to purchase 13,201              Philip R. Thomas                 Consulting services
                shares of Common Stock

March 1996      Warrants to purchase 326,000             Bathgate McColley Capital        Investment banking
                shares of Common Stock                   Group LLC                        fees

March 1996      Warrant to purchase 100,000 shares       ComVest Partners                 Placement Agent fee
                of Common Stock

March 1996      15,000 shares of Common Stock            Louis A. Davis                   Shares of Tri-Coastal
                                                                                          Systems, Inc.

March 1996      15,000 shares of Common Stock            Henry E. McGuffee                Shares of Tri-Coastal
                                                                                          Systems, Inc.

March 1996      15,000 shares of Common Stock            Michael A. Richmond              Shares of Tri-Coastal
                                                                                          Systems, Inc.

March 1996      800,000 Shares of Common Stock and       Seabeach & Co.                   $800,000                   $40,000
                warrants to purchase 320,000 shares
                of Common Stock

March-May 1996  47,968 Series A Convertible              A group of 38 accredited         $640,000                   $78,000
                Preferred Stock and warrants to          investors
                purchase 381,344 shares of Common
                Stock

June 1996       12,500 Series C Convertible              A group of 5 investors           $250,000
                Preferred Stock and warrants to          including an officer
                purchase 187,500 shares of Common        and director
                Stock

July-September  Warrant to purchase 70,000               I.S.T. Partners,Ltd.             R&D Partnership
1996            shares of Common Stock

December 31,    Convertible Debentures (9%)              Renaissance Capital Fund         $4,600,000
1996

December 31,    600,000 shares of Common Stock           ProFutures Special Equity        $600,000                   $60,000
1996                                                     Fund

Item 27.          Exhibits
                  --------

              (a) Exhibits.


                  Unless otherwise indicated, all exhibits are incorporated by reference from comparable exhibits to Amendment No. 2 to the Company's registration statement on Form SB-2 No. 33-59870-FW, filed April 16, 1993, or have been previously filed with this registration statement.


          3.1     Amended and Restated Certificate of Incorporation of the
                  Company.

          3.11 Amendment to Restated Certificate of Incorporation of the Company (incorporated by reference to exhibit 3.11 to the Company's Form 10-KSB for the year ended December 31, 1994).

          3.2     Amended and Restated Bylaws of the Company.

          4.1     Specimen certificate for common stock of the Company.

          4.2     Specimen certificate for Redeemable Common Stock Purchase
                  Warrant.

                  Warrant Agreement among the Company, American Stock Transfer & Trust Company, and Thomas James Associates, Inc.

          4.4     Underwriter's Warrant.

          4.5 Certificate of Designation for Series A $20 Convertible Preferred Stock.

          4.6 Certificate of Designation for Series B $20 Convertible Preferred Stock.

          4.7 Certificate of Designation for Series C $20 Convertible Preferred Stock.

          5.1     Opinion of Haynes and Boone, L.L.P.

          9.1     Exhibit 10.28 hereof contains a voting agreement in Section
                  2.2 thereof.

         10.1 Integrated Security Systems, Inc. 1993 Stock Option Plan dated September 7, 1993, as amended on December 30, 1994.

         10.2 Form of Integrated Security Systems, Inc. 1993 Incentive Stock Option Agreement.

         10.3 Form of Integrated Security Systems, Inc. 1993 Non-Qualified Stock Option Agreement.

         10.13 Form of Indemnification Agreement by and between the Company and the Company's officers and directors.

         10.14 Commercial Lease dated August 6, 1984, by and among Philip R. Thomas, Wayne L. Thomas and Thomas Group Service Company, predecessor to B&B, for land, building and equipment.

         10.20 Lease Agreement dated March 25, 1992 and April 6, 1992, by and among the Company, Trammell Crow Company No. 90 and Petula Associates Limited for property located in Dallas, Texas.

         10.23 Lease Agreement commencing June 1, 1992 by and between Kelso Joint Venture and AAC, for property located in Baltimore, Maryland.

         10.37 License and Distribution Agreement dated March 16, 1993, by and among COMTRAC Corporation, Thomas Group Holding Company and the Company relating to analog technology for transaction processing systems.

         10.38 License and Distribution Agreement dated March 16, 1993, by and between DesignTech Incorporated and the Company relating to interactive digital video interface system technology.

         10.49 Amendment to Integrated Security System, Inc. 1993 Stock Option Plan.

         10.51 Note relating to the $900,000 Bridge Financing (incorporated by reference from similarly numbered exhibits filed with the Company's Form 10-KSB for the year ended December 31, 1995).

         10.52 Standard Form of Common Stock Purchase Warrant (incorporated by reference from the similarly numbered exhibit filed with the Company's Form 10-KSB for the year ended December 31,
                  1995).

         10.53 Subscription Agreement dated December 28, 1995 (incorporated by reference from the similarly numbered exhibit filed with the Company's Form 10-KSB for the year ended December 31,
                  1995).

         10.54 Factoring Agreement from Sunburst Bank for B&B receivables (incorporated by reference from the similarly numbered exhibit filed with the Company's Form 10-KSB for the year ended December 31, 1995).

         10.55 Corporate Consulting Agreement, dated March 3, 1986, by and between the Company and Bathgate McColley Capital Group LLC for consulting services (incorporated by reference from the similarly numbered exhibit filed with the Company's Form 10-QSB for the quarter ended March 31, 1996).

         10.56 Form of Promissory Notes dated March 11, 1996 (incorporated by reference from the similarly numbered exhibit filed with the Company's Form 10-QSB for the quarter ended March 31,
                  1996).

         10.57 Engagement letter dated March 26, 1996, from Bathgate McColley Capital Group LLC to the Company proposing private placement offering (incorporated by reference from the similarly numbered exhibit filed with the Company's Form 10-QSB for the quarter ended March 31, 1996).

         10.58 Form of Subscription Agreement for Series A Convertible Preferred Stock executed on March 27, 1996 (incorporated by reference from the similarly numbered exhibit filed with the Company's Form 10-QSB for the quarter ended March 31, 1996).

         10.59 Subscription Agreement for Common Stock executed March 28, 1996 (incorporated by reference from the similarly numbered exhibit filed with the Company's Form 10-QSB for the quarter ended March 31, 1996).

         10.60 Form of Warrant Agreement for purchase of common stock executed March 29, 1996 (incorporated by reference from the similarly numbered exhibit filed with the Company's Form 10-QSB for the quarter ended March 31, 1996).

         10.61 Placement Agent Agreement dated April 16, 1996, by and between the Company and Bathgate McColley Capital Group LLC confirming private placement offering (incorporated by reference from the similarly numbered exhibit filed with the Company's Form 10-QSB for the quarter ended March 31, 1996).

         10.62 Form of Amendment to Promissory Notes dated April 22, 1996 (incorporated by reference from the similarly numbered exhibit filed with the Company's Form 10-QSB for the quarter ended March 31, 1996).


         10.63 Stock Purchase Agreement, dated November 7, 1996, between the Company and S. Webb Golston.



         10.64 Subscription Agreement, dated December 31, 1996, between the Company and ProFutures Special Equity Fund, L.P.



         10.65 Convertible Loan Agreement, dated December 31, 1996, between the Company (and its subsidiaries) and Renaissance Capital Growth & Income Fund III, Inc. and Renaissance US Growth & Income Trust PLC.



         10.66 Management Agreement, dated August 29, 1996, between the Company and I.S.T. Partners, Ltd.



         10.67 Marketing and Development Agreement, dated July 29, 1996, between the Company, IST, and I.S.T. Partners, Ltd.



         10.68    Employment Agreement, dated January 2, 1997, between Gerald
                  K. Beckmann and the Company.



         10.69 Employment Agreement, dated January 2, 1997, between James W. Casey and the Company.



         10.70 Real Estate Purchase Agreement, dated September 5, 1996, between the Company and Golston Family Partners, Ltd.



        *11.1     Computation of earnings per share.


         21.1 Subsidiaries of the Company (incorporated by reference from the similarly numbered exhibit filed with the Company's Form 10-KSB for the year ended December 31, 1995).


        *23.1     Consent of Price Waterhouse LLP.


         23.2 Consent of Haynes and Boone, L.L.P. (included in their opinion filed as Exhibit 5.1).

        *24.1     Power of Attorney (included on the signature page hereto).

-------------------

*  Filed herewith.

       (b)    Reports filed on Form 8-K.

              Form 8-K, filed January 10, 1997, reporting the acquisition of GCI.


              Form 8-K/A, filed March 11, 1997, reporting the acquisition of GCI, together with financial statements.


Item 28.          Undertakings

       The Registrant will:

       (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

              (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

                  (iii) Include any additional or changed material information on the plan of distribution.

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The Registrant will:

       (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act (ss.ss. 230.424(b)(1), (4) or 230.497(h)) as part of this registration statement as of the time the Commission declared it effective.

       (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                                   SIGNATURES




       In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on April 23, 1997.


                                     INTEGRATED SECURITY SYSTEMS, INC.


                                     By:  /s/ GERALD K. BECKMANN
                                        --------------------------------------
                                        Gerald K. Beckmann
                                        President and Chief Executive Officer

                               POWER OF ATTORNEY


         KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned Officers and Directors of Integrated Security Systems, Inc. (the "Company") hereby constitutes and appoints Gerald K. Beckmann (with full power to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution, for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute, and file any and all documents relating to this Registration Statement, including any and all amendments, exhibits and supplements thereto, with any regulatory authority, granting unto said attorney full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he himself might or could do if personally present, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes, may lawfully do or cause to be done.


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on April 23, 1997.


                                   INTEGRATED SECURITY SYSTEMS, INC.


                                   By:    /s/ GERALD K. BECKMANN
                                      ------------------------------------------
                                      Gerald K. Beckmann
                                      Director, Chairman of the Board,
                                      Chief Executive Officer and President


                                   By:    /s/ JAMES W. CASEY
                                      ------------------------------------------
                                      James W. Casey
                                      Director, Chief Financial Officer
                                      (Principal Financial Officer and Principal
                                      Accounting Officer)


                                  By:    /s/ ROBERT M. GALECKE
                                      ------------------------------------------
                                      Robert M. Galecke
                                      Director


                                  By:    /s/ FRANK R. MARLOW
                                      ------------------------------------------
                                      Frank R. Marlow
                                      Director

                                 EXHIBIT INDEX



     Exhibit Number                                                 Page
     --------------                                                 ----

        11.1    Computation of earnings per share.

        23.1    Consent of Price Waterhouse LLP.